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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

           Pursuant to Sections 13 or 15(d) of the Securities Exchange
                                  Act of 1934.

                        Date of Report: November 24, 1998

                               HENRY SCHEIN, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

        Delaware                     0-27078               11-3136595
-------------------------------    ------------      -----------------------
(State or other jurisdiction of    (Commission       (I.R.S. Employer
 incorporation or organization)     file number)      Identification Number)

        135 Duryea Road
       Melville, New York                                        11747
       ------------------                                        -----
(Address of principal executive offices)                       (Zip Code)

        Registrant's telephone number, including area code (516) 843-5500
        -----------------------------------------------------------------

ITEM 5.           OTHER EVENTS

         On August 14, 1998, Henry Schein, Inc. (the "Company") acquired all the common stock of the H. Meer Dental Supply Co. ("Meer") in exchange for 2,973,680 shares of the Company's Common Stock in a business combination accounted for under the "pooling of interests" method of accounting. Accordingly, this Form 8-K is being filed to provide restated Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and financial statements and related exhibits included in Form 10-K/A of the Company for the year ended December 27, 1997, which was previously filed with the Securities and Exchange Commission.


SELECTED FINANCIAL DATA....................................................................................3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

         FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................................6

FINANCIAL STATEMENTS AND EXHIBITS

         Reports of Independent Certified Public Accountants..............................................16

         Consolidated Financial Statements:

                  Balance Sheets as of December 27, 1997 and December 28, 1996............................19

                  Statements of Operations for the years ended December 27, 1997,
                           December 28, 1996 and December 30, 1995........................................20

                  Statements of Stockholders' Equity for the years ended
                           December 27, 1997, December 28, 1996 and December 30, 1995.....................21

                  Statements of Cash Flows for the years ended December 27, 1997
                           December 28, 1996 and December 30, 1995........................................22

                  Notes to Consolidated Financial Statements...........................................23-50

                  Schedule, years ended December 27, 1997, December 28, 1996 and
                           December 30, 1995

                           II-Valuation and Qualifying Accounts ..........................................52

All other schedules are omitted because the required information is either inapplicable or is included in the consolidated financial statements or the notes thereto

Financial Data Schedules

ITEM  6. Selected Financial Data

         The following selected financial data with respect to the Company's financial position and its results of operations for each of the five years in the period ended December 27, 1997 set forth below has been derived from the Company's consolidated financial statements. The selected financial data and consolidated financial statements have been restated to give retroactive effect to the acquisition of the H. Meer Dental Supply Co., effective August 14, 1998, which was accounted for under the pooling of interests method. The selected financial data presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto in Item 8 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7. The Selected Operating Data and Net Sales By Market Data presented below have not been audited.


                                                                          Years Ended
                                          ----------------------------------------------------------------------------
                                           December 27,      December 28,   December 30,   December 31,   December 25,
                                              1997              1996           1995          1994            1993
                                          -------------    ---------------  ------------   ------------  -------------
                                          (in thousands, except per share and selected operating data)
Statement of Operations Data:
Net sales.............................       $1,698,496        $1,374,343     $1,090,936     $  940,354     $  752,142
Cost of sales.........................        1,188,098           961,588        751,616        655,398        523,613
                                             ----------        ----------     ----------     ----------     ----------
Gross profit..........................          510,398           412,755        339,320        284,956        228,529
Selling, general and administrative
   expenses...........................          447,789           369,642        306,347        252,720        202,239
Merger and integration costs(1).......           50,779                --             --             --             --
Special management compensation(2)....               --                --         20,797         21,596            617
Special contingent consideration(3)...               --                --             --             --          3,216
Special professional fees(4)..........               --                --             --          2,007          2,224
                                             ----------        ----------     ----------     ----------     ----------
Operating income .....................           11,830            43,113         12,176          8,633         20,233
Interest income.......................            7,353             7,139          3,433          2,512          1,458
Interest expense......................           (7,643)           (5,487)        (8,022)        (5,546)        (4,103)
Other income (expense) - net..........            1,375             1,177            668            729          (585)
                                             ----------        ----------     ----------     ----------     ----------
Income before taxes on income,
   minority interest and equity in
   earnings of affiliates.............           12,915            45,942          8,255          6,328         17,003
Taxes on income ......................           17,670            18,606         10,823          4,458          6,248
Minority interest in net income (loss)
   of subsidiaries....................             (430)              246            509            561            318
Equity in earnings of affiliates......            2,141             1,595          1,537            494          1,296
                                             ----------        ----------     ----------     ----------     ----------
Income (loss) before cumulative effect
   of accounting change...............           (2,184)           28,685         (1,540)         1,803         11,733
Cumulative effect of
   accounting change..................               --                --             --            (60)         1,891
                                             ----------        ----------     ----------     ----------     ----------
Net income (loss).....................       $   (2,184)       $   28,685     $   (1,540)    $    1,743     $   13,624
                                             ==========        ==========     ==========     ==========     ==========
Net income (loss) per common share:
   Basic .............................       $    (0.06)       $     0.85     $    (0.06)    $     0.07
   Diluted                                   $    (0.06)       $     0.81     $    (0.06)    $     0.07
Weighted average shares outstanding:..
   Basic..............................           37,531            33,714         25,719         24,235
   Diluted............................           37,531            35,202         25,719         25,319


                                                                          Years Ended
                                              -----------------------------------------------------------------------
                                              December 27,   December 28,   December 30,   December 31, December 25,
                                                  1997           1996          1995            1994          1993
                                              ------------   ------------   ------------   ------------ -------------
                                              (in thousands, except per share and selected operating data)
Pro Forma Income Data (5):
Pro forma operating income............                                       $    32,973    $    32,236
Pro forma net income (loss)...........       $   (1,778)      $    29,023    $    17,936    $    18,474
Pro forma net income (loss) per
   common share:
   Basic .............................       $    (0.05)      $      0.86    $      0.70    $      0.76
   Diluted ...........................       $    (0.05)      $      0.82    $      0.66    $      0.73
Pro forma average shares outstanding:
   Basic ............................            37,531            33,714         25,719         24,235
   Diluted............................           37,531            35,202         27,005         25,319

Selected Operating Data:
Number of orders shipped..............        6,064,000         5,127,000      4,571,000      4,211,000      3,728,000
Average order size....................       $      280       $       268    $       239    $       223     $      202

Net Sales by Market Data:
Dental(6).............................       $  999,456       $   819,721    $   675,457    $   602,253     $  513,576
Medical...............................          441,015           341,329        245,439        211,393        144,972
Veterinary............................           40,843            35,329         29,330         27,872         24,312
Technology(7).........................           35,943            30,965         33,007         14,909          9,866
International(8)......................          181,239           146,999        107,703         83,927         59,416
                                             ----------       -----------    -----------    -----------     ----------
                                             $1,698,496       $ 1,374,343    $ 1,090,936    $   940,354     $  752,142
                                             ==========       ===========    ===========    ===========     ==========

Balance Sheet Data
   (at period end):
Working capital.......................       $  312,916       $   290,482    $   188,303    $   160,631     $  138,081
Total assets..........................          803,946           668,239        481,701        359,753        292,285
Total debt............................          148,685            59,404         79,498         92,477         65,097
Redeemable stock (9)..................               --                --             --         14,745             --
Minority interest.....................            2,225             5,289          4,547          1,823          1,051
Stockholders' equity..................          424,223           408,877        238,041        127,697        118,601

-----------------

  (1) Merger and integration costs consist primarily of investment banking, legal, accounting and advisory fees, compensation, impairment of goodwill arising from acquired businesses integrated into the Company's medical and dental businesses, as well as certain other integration costs incurred in connection with the 1997 acquisitions of Sullivan, MBMI and Dentrix, which were accounted for under the pooling of interests method of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments" in Item 7 and the Consolidated Financial Statements and related notes thereto in Item 8.

  (2) Includes: (a) for 1995, non-cash special management compensation charges of $17.5 million arising from final mark-to- market adjustments (reflecting an increase in estimated market value from 1994 to the initial public offering price of $16.00 per share) for stock grants made to an executive officer of the Company in 1992 and other stock issuances made to certain other senior management of the Company (because of certain repurchase features which expired with the initial public offering), an approximate $2.8 million non-cash special management compensation charge (also based on the initial public offering price of $16.00 per share) relating to compensatory options granted in 1995, and a cash payment of $0.5 million for additional income taxes resulting from such stock issuances; (b) for 1994, non-cash special management compensation arising from accelerated amortization of deferred compensation arising from the 1992 stock grants to an executive officer of the Company of $17.3 million, which included a 1994 mark-to-market adjustment (because of the repurchase features referred to above) of $9.1 million, due to the resolution, with the closing of the Reorganization, of certain contingencies surrounding the issuance of the stock grants, non-cash special management compensation charges of $1.6 million (net of prior accruals of approximately $1.9 million under an executive incentive plan) arising from stock issuances to certain other senior management of the Company, valued at $3.5 million, and cash payments for income taxes of approximately $2.4 million resulting from these stock issuances and $0.3 million for additional income taxes resulting from the 1992 stock grants; and (c) for 1993, non-cash special management compensation charges of $0.6 million in amortization of deferred compensation arising from the 1992 stock grants. See "Management's Discussion and Analysis of Financial Condition And Results of Operations - Overview" in Item 7 herein.

  (3) Includes $0.7 million paid in connection with an acquisition and $2.5 million resulting from the buyout of employees' rights to future income contained in their employment agreements. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Overview" in Item 7 herein.

  (4) Includes special professional fees incurred by the Company in connection with the Reorganization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview" in Item 7 herein.

  (5) Reflects the pro forma elimination of special charges incurred in 1995 and 1994 for special management compensation of $20.8 million and $21.6 million, respectively, and special professional fees incurred in 1994 of $2.0 million, arising from the Reorganization, and the related tax effects of $1.2 million and $5.8 million for 1995 and 1994, respectively, and provision for income taxes on previously untaxed earnings of Dentrix as an S Corporation of $1.2 million, $0.5 million and $0.3 million for 1996, 1995 and 1994, respectively, and provision for income tax recoveries on previously untaxed losses of Meer as an S Corporation of $0.4 million, $1.5 million, $0.3 million and $0.8 million for 1997, 1996,1995 and 1994, respectively. See "Management's Discussion and Analysis of Results of Financial Condition and Results of Operations-Overview and Recent Developments"" in Item 7 herein.

  (6) Dental consists of the Company's dental business in the United States and Canada.

  (7) Technology consists of the Company's practice management software business and certain other value-added products and services.

  (8) International consists of the Company's business (substantially all dental) outside the United States and Canada, primarily Europe.

  (9) Redeemable stock includes stock issued for compensation which was subject to repurchase by the Company at fair market value in the event of termination of employment of the holder of such shares, as well as shares purchased by the trust for the Company's ESOP and allocable to the ESOP participants. With the completion of the Company's initial public offering, the stock issued for compensation and the ESOP Common Stock were no longer subject to repurchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview" in Item 7 herein.

ITEM 7.  Management's Discussion and Analysis of
          Financial Condition and Results of Operations

   The following discussion and analysis of the Company's consolidated financial condition and consolidated results of operations has been restated to give retroactive effect to the transactions accounted for under the pooling of interests method of accounting and should be read in conjunction with the Company's consolidated financial statements and notes thereto included herein.

Recent Developments

   Since December 27, 1997, the Company has acquired in a pooling of interests transaction, all of the outstanding common stock of the H. Meer Dental Supply Co. ("Meer"), a leading full-service dental distributor serving over 40,000 dentists, dental laboratories and institutions throughout the United States with 1997 net sales of approximately $180.0 million. A copy of the merger agreement and amendment to the merger agreement, dated August 14, 1998, are included as exhibits (10.109 and 10.110) to the Company's Form 10-Q for the period ended September 26, 1998. The Company also completed three other acquisitions accounted for under the pooling of interests method and the acquisition of a 50.1% business interest accounted for under the purchase method of accounting which together had aggregate net sales for 1997 of approximately $53.0 million.

   The financial statements include adjustments to give retroactive effect to the acquisition of Meer for all periods presented, as well as for the other acquisitions described below. Prior to its acquisition by the Company, Meer elected to be treated as an S Corporation under the Internal Revenue Code, and accordingly, its earnings were not subject to taxation at the corporate level. Pro forma adjustments have been made to reflect a provision for income taxes on such previously untaxed earnings for each period presented. None of the other 1998 completed acquisitions were material.

   During the year ended December 27, 1997, the Company acquired in pooling of interests transactions, all of the outstanding common stock of (i) Sullivan Dental Products, Inc ("Sullivan"), a distributor of consumable dental supplies and equipment, with 1996 net sales of approximately $241.6 million, (ii) Micro Bio-Medics, Inc. ("MBMI"), a distributor of medical supplies with 1996 net sales of approximately $150.1 million, and (iii) Dentrix Dental Systems, Inc. ("Dentrix"), a leading provider of clinically-based dental practice management systems with 1996 net sales of approximately $10.2 million. Prior to its acquisition by the Company, Dentrix elected to be treated as an S Corporation under the Internal Revenue Code, and accordingly, its earnings were not subject to taxation at the corporate level. Pro forma adjustments have been made to reflect a provision for income taxes on such previously untaxed earnings for each period presented.

   In connection with these acquisitions, the Company incurred certain merger and integrations costs of approximately $50.8 million during the year ended December 27, 1997. Net of taxes, merger and integration costs were approximately $1.08 per share, on a diluted basis. Merger and integration costs consist primarily of investment banking, legal, accounting and advisory fees, compensation, impairment of goodwill arising from acquired businesses integrated into the Company's medical and dental businesses, as well as certain other integration costs associated with these mergers. Excluding the merger and integration costs, pro forma net income and pro forma net income per common share, on a diluted basis, would have been $41.0 million and $1.03, respectively, for the year ended December 27, 1997.

   In addition to these three acquisitions, the Company completed 21 other acquisitions including; three medical and ten dental supply companies with aggregate net sales for 1996 of approximately $32.0 million and $41.8 million, respectively; two international dental and three international medical supply companies with aggregate net sales for 1996 of approximately $5.3 million and $18.3 million, respectively; two technology and value-added product companies with aggregate net sales for 1996 of approximately $10.1 million; and certain assets and the business of IDE Interstate, Inc., a direct marketer of healthcare products to dentists, doctors and veterinarians with net sales for 1996 of approximately $50.0 million.

   Of the 24 1997 completed acquisitions, six were accounted for under the pooling of interests method of accounting, with the remainder being accounted for under the purchase method of accounting (fifteen for 100% ownership interests and three for majority ownership interests). The financial statements have been restated to give retroactive effect to three of the pooling transactions (Sullivan, MBMI and Dentrix) as the remaining three pooling transactions were not material and have been included in the consolidated financial statements from the beginning of the quarter in which the acquisitions occurred. Operations of the 1997 completed acquisitions, accounted for under the purchase method of accounting, have been included in the consolidated financial statements from their respective acquisition dates.

Overview

   The Company's results of operations in recent years have been significantly impacted by strategies and transactions undertaken by the Company to expand its business, both domestically and internationally, in part to address significant changes in the healthcare industry, including potential national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements. The Company's results of operations in recent years have also been impacted by the Reorganization.

   From 1992 through 1994, the Company was a party to a series of transactions leading to the Reorganization that resulted in, among other things, the Company being separated from Holdings and the distribution of shares of the Common Stock of the Company to its then current stockholders. In December 1992, an executive officer of the Company received certain stock grants in the Company and Schein Pharmaceutical, Inc. valued at approximately $6.2 million and $2.6 million, respectively, and cash of approximately $5.3 million to pay income taxes on the stock grants received. These stock grants were subject to the occurrence of certain future events, including the fulfillment of the employment term by the executive officer. Accordingly, these stock grants, totaling $8.8 million, were treated as deferred compensation while the cash payments were charged to earnings as special management compensation in the year ended December 26, 1992. During 1993, the Company amortized the deferred compensation relating to stock grants by the Company to the executive officer resulting in a charge to earnings of $0.6 million. In 1994, the contingencies relating to the stock granted to the executive officer were eliminated, such that these shares became fully vested. Accordingly, deferred compensation of $8.8 million, less the 1993 amortization of $0.6 million, plus a mark-to-market adjustment (because of certain repurchase features) of approximately $9.1 million, along with a $0.3 million cash payment for income taxes relating to the 1992 stock grants, was expensed in 1994 as special management compensation.

   In addition, in connection with the Reorganization, certain senior management of the Company were issued shares of Common Stock of the Company in 1994 and 1995 to extinguish an obligation under a pre-existing long-term incentive plan and to provide them with an ownership interest in the Company. In connection with the issuance of the shares, a cash payment for income taxes relating to such stock issuances of approximately $2.4 million was paid. This cash bonus, plus $3.5 million, the fair value of the related stock issued, net of amounts accrued under the long-term incentive plan of approximately $1.9 million, resulted in an additional special management compensation charge to the Company of approximately $4.0 million in 1994. Charges to earnings for the year ended 1995 related to a mark-to-market adjustment (because of certain repurchase features) for stock grants made to an executive officer of the Company and the stock issuances of the other senior management of approximately $17.5 million and cash payments of $0.5 million for income taxes related to the stock issuances.

   Additionally, the Company has granted certain employees options for shares of the Company's Common Stock, which became exercisable upon the Company's initial public offering on November 3, 1995, at which time substantially all such options vested. Non-recurring special compensation charges for the options issued to employees recorded in the fourth quarter of 1995 amounted to approximately $2.8 million. In addition, the Company recorded an approximate $1.1 million related tax benefit.

   Special charges for special management compensation and special professional fees incurred in connection with the Reorganization aggregated $20.8 million and $23.6 million for 1995 and 1994, respectively.

Results of Operations

   The following table sets forth for the periods indicated the percentage of net sales by market of the Company and the percentage change in such items for the years ended 1997, 1996 and 1995.


                                                                                           Percentage Increase
                                             Percentage of Net Sales                            (Decrease)
                             ---------------------------------------------------------------------------------------------
                                                      Years Endeded
                             ----------------------------------------------------------
                                         December 27,       December 28,   December 30,
                                           1997               1996            1995        1997 to 1996    1996 to 1995
                             ------------------------------------------------------------------------------------------
Net Sales by Market:

Dental (1)                                   58.8%              59.6%         61.9%          21.9%            21.4%
Medical                                      26.0               24.8          22.4           29.2             39.1
Veterinary                                    2.4                2.6           2.7           15.6             20.5
Technology (2)                                2.1                2.3           3.0           16.1             (6.2)
International (3)                            10.7               10.7          10.0           23.3             36.5
                                            -----              -----         -----
                                            100.0%             100.0%        100.0%          23.6             26.0

-----------

(1) Dental consists of the Company's dental business in the United States and Canada.

(2) Technology consists of the Company's practice management software business and certain other value-added products and services.

(3) International consists of the Company's business (substantially all dental) outside the United States and Canada, primarily in Europe.

1997 Compared to 1996

     Net sales increased $324.2 million, or 23.6%, to $1,698.5 million in 1997 from $1,374.3 million in 1996. Of the $324.2 million increase, approximately $179.8 million represented a 21.9% increase in the Company's dental business, $99.7 million represented a 29.2% increase in its medical business, $34.2 million represented a 23.3% increase in its international business, $5.5 million represented a 15.6% increase in the Company's veterinary business, and $5.0 million, represented a 16.1% increase in its technology business. The increase in dental net sales was primarily the result of the continuing favorable impact of the Company's integrated sales and marketing approach (which coordinates the efforts of its field sales consultants with its direct marketing and telesales personnel), purchase acquisitions, continued success in the Company's target marketing programs and increased sales in the large dental equipment market. Of the approximately $99.7 million increase in medical net sales, approximately $16.9 million, or 17.0%, represents incremental net sales to renal dialysis centers, with a more focused direct mail strategy, large account flu vaccine sales and acquisitions primarily accounting for the balance of the increase in medical net sales. The Company's largest renal dialysis customer (Renal Treatment Centers, Inc.) was recently acquired by Total Renal Care, Inc. who currently is not a customer of the Company. In the international market, the increase in net sales was due to acquisitions, primarily in Germany and the United Kingdom, and increased account penetration in France and Germany. Unfavorable exchange rate translation adjustments resulted in a net sales decrease of approximately $10.5 million. Had net sales for the international market been translated at the same exchange rates in effect during 1996, international net sales would have increased by an additional 7.7%. In the veterinary market, the increase in net sales was primarily due to increased account penetration with corporate accounts, improved participation in select purchasing groups, and targeted emphasis on the equine race track segment. The increase in technology and value-added product sales was primarily due to increase in sales of Dentrix software systems and 1997 acquisitions.

   Gross profit increased by $97.6 million, or 23.6%, to $510.4 million in 1997, from $412.8 million in 1996, following the changes in sales. Gross profit margin increased by only 0.1% to 30.1% from 30.0% last year, with slight improvements in technology, international and medical margins.

   Selling, general and administrative expenses, excluding merger and integration costs, increased by $78.2 million, or 21.2%, to $447.8 million in 1997 from $369.6 million in 1996. Selling and shipping expenses increased by $52.7 million, or 20.4% to $311.3 million in 1997 from $258.6 million in 1996. As a percentage of net sales, selling and shipping expenses decreased 0.5% to 18.3% in 1997 from 18.8% in 1996. This decrease was primarily due to leveraging of the Company's distribution infrastructure, partially offset by incremental shipping, payroll and related costs amounting to $1.4 million resulting from the Teamsters strike against UPS in the third quarter and an increase in selling expenses. General and administrative expenses increased $25.5 million, or 23.0%, to $136.5 million in 1997 from $111.0 million in 1996, primarily as a result of purchase acquisitions. As a percentage of net sales, general and administrative expenses decreased 0.1% to 8.0% in 1997 from 8.1% in 1996.

   Other income (expense) - net decreased by $1.7 million, to $1.1 million for the year ended December 27, 1997 from $2.8 million for 1996. The decrease in Other income (expense) - net was primarily due to an increase in interest expense resulting from an increase in average borrowings partially offset by a decline in the average cost of borrowing, and a modest increase in interest income primarily due to an increase in finance charge income and imputed interest income arising from non-interest bearing extended payment term sales.

   Equity in earnings of affiliates increased $0.5 million or 31.3% to $2.1 million in 1997 from $1.6 million in 1996. This increase in earnings of affiliates was primarily due to increased sales volume and improved margins for the products sold by an unconsolidated 50%-owned company.

   For 1997 the Company's effective tax rate was 136.8%. On a pro forma basis, adjusting for assumed tax benefits arising from the previously untaxed loss of Meer, and excluding merger and integration costs, the majority of which are not deductible for income tax purposes, the Company's effective tax rate would have been 39.7%. The difference between the effective tax rate (excluding merger and integration costs) and the Federal statutory rate relates primarily to state income taxes. For 1996, the Company's provision for taxes was $18.6 million, while the pre-tax income was $45.9 million. On a pro forma basis, adjusting for a provision for taxes on the previously untaxed earnings of Dentrix and previously untaxed loss of Meer, the Company's effective tax rate would have been 39.8%. The difference between the Company's effective tax rate and the Federal statutory rate relates primarily to state income taxes offset by tax-exempt interest on municipal securities.

1996 Compared to 1995

     Net sales increased $283.4 million, or 26.0%, to $1,374.3 million in 1996 from $1,090.9 million in 1995. Of the $283.4 million increase, approximately $144.3 million represented a 21.4% increase in the Company's dental business, $95.9 million represented a 39.1% increase in its medical business, $39.3 million represented a 36.5% increase in its international business and $6.0 million represented a 20.5% increase in the Company's veterinary business, offset by a $2.0 million, or 6.2% decrease in its technology business. The dental net sales increase was primarily the result of the Company's continued emphasis on its integrated sales and marketing approach (which coordinates the efforts of its field sales consultants with its direct marketing and telesales personnel), expansion into the U.S. market for large dental equipment, which helped increase sales to existing customers and allowed for greater market penetration and acquisitions. Of the approximately $95.9 million increase in medical net sales, approximately $20.9 million, or 21.8%, represents incremental net sales to renal dialysis centers, with the effects of acquisitions, increased sales to hospitals, increased outbound telesales activity and the addition of new customers primarily accounting for the balance of the increase in medical net sales. In the international market, the increase in net sales was due to acquisitions, primarily in France, and increased account penetration in Germany and the United Kingdom. Unfavorable exchange rate translation adjustments resulted in a net sales decrease of approximately $4.4 million dollars. Had net sales for the International market been translated at the same exchange rates in effect during 1995, international net sales would have increased by an additional 4.1%. In the veterinary market, the increase in net sales was due to the full year impact of new product lines introduced in the fourth quarter of 1995, increased account penetration and continued volume growth to customers of a veterinary-sponsored purchasing group. Net sales in the Company's technology group was below last year's sales volume levels due to unusually high sales volume in the fourth quarter of 1995 related to the introductory launch, at that time, of the Company's Easy Dental (Registered) Plus Windows (Registered) based product; offset due to increase in sales of Dentrix software systems.

   Gross profit increased by $73.5 million, or 21.7%, to $412.8 million in 1996, from $339.3 million in 1995, while gross profit margin decreased by 1.1% to 30.0% from 31.1% for the same period. The decrease in gross profit margin was primarily due to product mix as fewer high margin Easy Dental(Registered) Plus for Windows(Registered) products were sold in 1996 coupled with lower margin hospital sales. Excluding the gross profit margin for the Company's technology group, which was 69.0% for 1996 as compared to 79.3% for 1995, gross profit margins decreased by 0.5% from 29.6% for 1995 to 29.1% for 1996.

   Selling, general and administrative expenses increased by $63.3 million, or 20.7%, to $369.6 million in 1996 from $306.3 million in 1995. Selling and shipping expenses increased by $48.7 million, or 23.2%, to $258.6 million in 1996 from $209.9 million in 1995. As a percentage of net sales, selling and shipping expenses decreased 0.4% to 18.8% in 1996 from 19.2% in 1995. The decrease in selling and shipping expenses as a percentage of net sales was primarily due to reductions in sales promotions offered by the Company's technology group in conjunction with the introductory promotion of Easy Dental(Registered) Plus for Windows(Registered) version which occurred during 1995. These introductory promotional expenses represented 0.5% of net sales in 1995. Excluding these expenses from 1995, selling and shipping expenses, as a percentage of net sales, would have been 0.1% higher than last year. This increase was due primarily to increased commissions as a result of increased sales, various promotional programs and incremental field sales and marketing personnel. General and administrative expenses increased $14.6 million, or 15.1%, to $111.0 million in 1996 from $96.4 million in 1995, primarily as a result of acquisitions. As a percentage of net sales, general and administrative expenses decreased 0.7% to 8.1% in 1996 from 8.8% in 1995 due primarily to the relatively fixed nature of general and administrative expenses when compared to the 26.0% increase in sales volume for the same period.

   Interest-net increased $6.3 million to a net interest income of $1.7 million in 1996 from a net interest expense of $4.6 million in 1995. This decrease primarily resulted from the use of the proceeds of the Company's follow-on offering in June 1996 and from the conversion of outstanding warrants to reduce debt, an increase in interest income arising from the temporary investment of proceeds in excess of debt and imputed interest income arising from non-interest bearing extended payment term sales, offset in part by an increase in average interest rates.

   For 1996, the Company's provision for taxes was $18.6 million, while the pre-tax income was $45.9 million. On a pro forma basis, adjusting for a provision for taxes on the previously untaxed earnings of Dentrix and previously untaxed loss of Meer, the Company's effective tax rate would have been 39.8%. The difference between the Company's effective tax rate and the Federal statutory rate relates primarily to state income taxes offset by tax-exempt interest on municipal securities. In 1995, the Company's provision for taxes was $10.8 million, while the pre-tax income was $8.3 million. The difference between the tax provision and the amount that would have been recoverable by applying the statutory rate to pre-tax loss was attributable substantially to the non-deductibility for income tax purposes of the $17.5 million appreciation in the value of the stock issued to an executive officer and other senior management of the Company. On a pro forma basis, excluding special charges, and adjusting for a provision for taxes on the previously untaxed earnings of Dentrix and previously untaxed loss of Meer, the Company's taxes on income for 1995 were $12.1 million, resulting in an effective tax rate of 41.8%. The difference between the pro forma effective tax rate and the Federal statutory rate relates primarily to state income taxes and currently non-deductible net operating losses of certain foreign subsidiaries, primarily in France, which are not included in the Company's consolidated tax return.

   In the fourth quarter of 1996 the Company made adjustments which increased net income by approximately $2.4 million. These adjustments, which related predominately to estimated reserves for premium coupon redemptions, finance charges receivable, and income taxes, resulted from management's updated evaluations of historical trends (reflecting changes in business practices and other factors) and other assumptions underlying such estimates. The amounts of such reserves in prior quarters were based on reasonable estimates reflecting available facts and circumstances.

Year 2000

   Management has initiated a company-wide program to prepare the Company's computer systems, applications and software products for the year 2000, as well as to assess the readiness for the year 2000 of critical vendors and other third parties upon which the Company relies to operate its business. The Year 2000 issue arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. The Company anticipates completing all of its system critical upgrades and enhancements and testing before the end of the third quarter of 1999. The Company expects to incur internal payroll costs as well as consulting costs and other expenses related to infrastructure, facility enhancements and software upgrades necessary to prepare for the Company's systems for the year 2000. Management estimates that the cost of this program will be between $2.0 million and $3.0 million, with approximately $1.5 million representing incremental costs to the Company. There can be no assurance that the computer systems of other companies upon which the Company's systems or software products rely will be timely converted, or that such failure to convert by another company would not have a material adverse effect on the Company's systems and results of operations.

   The statements contained in this Year 2000 readiness disclosure are subject to certain protection under the Year 2000 Information and Readiness Disclosure Act.

Inflation

   Management does not believe inflation had a material adverse effect on the financial statements for the periods presented.

Effect of Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS 131) which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

   SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the relatively recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

Risk Management

   The Company has operations in the United States, Canada, Mexico, the United Kingdom, The Netherlands, Belgium, Germany, France, the Republic of Ireland, Austria and Spain. Substantially all of the Company's operations endeavors to protect its margins by using foreign currency forward contracts to hedge the estimated foreign currency payments to foreign vendors. The total U.S. dollar equivalent of all foreign currency forward contracts hedging vendor payments was $3.4 million as of the 1997 fiscal year end.

   The Company considers its investment in foreign operations to be both long-term and strategic. As a result, the Company does not hedge the long-term translation exposure to its balance sheet. The Company has experienced negative translation adjustments of approximately $1.0 million and $0.5 million in 1997 and 1996, respectively, which adjustments were reflected in the balance sheet as an adjustment to stockholders' equity. The cumulative translation adjustment at the end of 1997 showed a net negative translation adjustment of $1.6 million.

   The Company issues a Canadian catalog once a year with prices stated in Canadian dollars; however, orders are shipped from the Company's United States warehouses resulting in U.S. dollar costs for Canadian dollar sales. To minimize the exposure to fluctuations in foreign currency exchange rates, in January 1998 the Company entered into a foreign currency forward option with a major international bank to convert estimated monthly Canadian dollar receipts into U.S. dollars. Under this agreement, the Company has an option to sell 6.0 million Canadian dollars at predetermined fixed rates. The option expires on August 28, 1998, however the Company anticipates entering into new options and contracts in the normal course of its business.

   A balloon payment of approximately $3.4 million due to a bank under a term loan related to a Dutch acquisition came due in October 1997. The Company settled this loan by entering into a new Netherlands Guilder (NLG) loan in the amount of 6.5 million NLG. The loan serves to hedge the repayment of an intercompany loan in the same amount, denominated in NLG, due from a Dutch subsidiary. The new NLG loan has a balloon payment of 4.1 million NLG due in January 2002.

   The Company entered into two interest rate swaps with major financial institutions to exchange variable rate interest for fixed rate interest. The net result was to substitute a weighted average fixed interest rate of 7.81% for the variable LIBOR rate on $13.0 million of the Company's debt. The interest rate swaps expire in October and November of 2001. The Company entered into an interest rate collar agreement with a major bank for $10.0 million. The agreement limits the net interest rate charged to 8.25%. The Company receives no further interest rate benefit once the applicable interest rate falls below 6.55%. This agreement matures in June 1998.

Liquidity and Capital Resources

   The Company's principal capital requirements have been to fund (a) working capital needs resulting from increased sales, extended payment terms on various products, special inventory forward buy-in opportunities and to fund initial start-up inventory requirements for new distribution centers, (b) acquisitions, and (c) capital expenditures. Since sales have been strongest during the fourth quarter and special inventory forward buy-in opportunities are most prevalent just before the end of the year, the Company's working capital requirements have been generally higher from the end of the third quarter to the end of the first quarter of the following year. In addition, a subsidiary of the Company had a stock repurchase plan under which 205,800 shares of common stock, on a converted basis, were repurchased from the public over the last two years at an approximate cost of $2.5 million. The Company has financed its business primarily through its revolving credit facilities and stock issuances.

   Net cash used in operating activities for the year ended December 27, 1997 of $41.9 million resulted primarily from a net increase in working capital of $71.2 million offset in part by non-cash charges relating primarily to provision for merger and integration costs, depreciation and amortization, and allowances on accounts receivable of $17.1 million, $15.7 million and $3.9 million, respectively. The increase in working capital was primarily due to (i) a $50.7 million increase in accounts receivable resulting primarily from increased net sales and extended payment terms and a decrease in the percentage of customers who make payment with their orders, (ii) a $19.9 million increase in inventories, primarily due to year-end inventory forward buy-in opportunities and to fund initial start-up inventory requirements for new distribution centers, and (iii) a $5.2 million increase in loans and other receivables, offset in part by an increase in accounts payable and other accrued expenses of $4.7 million. The Company anticipates future increases in working capital as a result of its continued sales growth, extended payment terms and special inventory forward buy-in opportunities.

   Net cash used in investing activities for the year ended December 27, 1997 of $70.3 million resulted primarily from cash used to make acquisitions of $42.3 million and capital expenditures of $21.9 million. During the past three years, the Company has invested more than $51.4 million in the development of new computer systems, and expenditures for new and exisiting operating facilities. The Company expects that it will continue to invest in excess of $30.0 million during the year-ending December 26, 1998, including approximately $10.0 million to $12.0 million relating to the consolidation and integration of facilities and systems as a result of recent acquisitions. Thereafter, the Company expects to invest in excess of $20.0 million per year in capital projects to modernize and expand its facilities and infrastructure systems and integrate operations.

   Net cash provided by financing activities for the year ended December 27, 1997 of $78.2 million resulted primarily from cash proceeds from bank borrowings of approximately $92.6 million offset primarily by debt repayments of approximately $16.0 million.

   Certain acquisitions and joint ventures, holders of minority interests in the acquired entities or ventures have the right at certain times to require the Company to acquire their interest at either fair market value or a formula price based on earnings of the entity.

   The Company's cash and cash equivalents as of December 27, 1997 of $11.8 million consist of bank balances and investments in commercial paper rated AAA by Moody's (or an equivalent rating). These investments have staggered maturity dates, none of which exceed three months, and have a high degree of liquidity since the securities are actively traded in public markets.

   The Company entered into an amended revolving credit facility on August 15, 1997 that increased its main credit facility to $150.0 million and extended the facility termination date to August 15, 2002. Borrowings under the credit facility were $76.2 million at December 27, 1997. Certain of the Company's subsidiaries have credit facilities that totaled $75.4 million at December 27, 1997 under which $43.0 million had been borrowed.

   The aggregate purchase price of the acquisitions completed during 1997, including the acquisition of the minority interests of a subsidiary, was approximately $502.4 million, payable $40.8 million in cash, $8.6 million in notes and $453.0 million in stock. The cash portion of the purchase price was primarily funded by proceeds from the Company's follow-on offering, completed in June 1996.

   The Company believes that its cash and cash equivalents of $11.8 million as of December 27, 1997, its ability to access public debt and equity markets and the availability of funds under its existing credit agreements will provide it with sufficient liquidity to meet its currently foreseeable short-term and long-term capital needs.

ITEM 8.  Financial Statements and Supplementary Data

                         INDEX TO FINANCIAL STATEMENTS


HENRY SCHEIN, INC. AND SUBSIDIARIES                                                                 Page Number
                                                                                                    -----------
Reports of Independent Certified Public Accountants.......................................              16-18

Consolidated Financial Statements:

   Balance Sheets as of December 27, 1997 and December 28, 1996...........................               19

   Statements of Operations for the years ended December 27, 1997,
      December 28, 1996 and December 30, 1995  ...........................................               20

   Statements of Stockholders' Equity for the years ended December 27, 1997,
     December 28, 1996 and December 30, 1995 .............................................               21

   Statements of Cash Flows for the years ended December 27, 1997,
     December 28, 1996 and December 30, 1995 .............................................               22

   Notes to Consolidated Financial Statements ............................................             23-50

Schedule, years ended December 27, 1997,
 December 28, 1996 and December 30, 1995

   II - Valuation and Qualifying Accounts ................................................               52

   All other schedules are omitted because the required information is either inapplicable or is included in the consolidated financial statements or the notes thereto.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Henry Schein, Inc.
Melville, New York

We have audited the accompanying consolidated balance sheets of Henry Schein, Inc. and Subsidiaries as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 and 1995 consolidated financial statements of Micro Bio-Medics, Inc., which statements reflect total assets of $60,444,000 as of November 30, 1996, and total revenues of $150,143,000 and $119,874,000, for the years ended November 30, 1996 and 1995, respectively, or the 1996 and 1995 financial statements of Sullivan Dental Products, Inc. which statements reflect total assets of $101,050,000 as of December 31, 1996 and total revenues of $241,583,000 and $215,568,000 for the years ended December 31, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry Schein, Inc. and Subsidiaries at December 27, 1997 and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 1997 in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP

New York, New York
February 27, 1998, except for Note 7
which is as of August 14, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Micro Bio-Medics, Inc.
Pelham Manor, New York

We have audited the consolidated balance sheets of Micro Bio-Medics, Inc. and Subsidiaries as of November 30, 1996 and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the two years in the period ended November 30, 1996, not presented separately herein. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micro Bio-Medics, Inc. and Subsidiaries as of November 30, 1996 and the results of their operations and their cash flows for each of the two years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

MILLER, ELLIN & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
February 12, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Sullivan Dental Products, Inc.
West Allis, Wisconsin

We have audited the balance sheets of Sullivan Dental Products, Inc. as of December 31, 1996 and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Sullivan Dental Products, Inc. as of December 31, 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE, LLP

Milwaukee, Wisconsin
February 18, 1997

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                              December 27,          December 28,
                                                                                 1997                    1996
                                                                          -------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                  $  11,813               $  45,818
   Accounts receivable, less reserves of $14,922 and
      $10,135, respectively.................................                    284,727                 227,272
   Inventories..............................................                    228,005                 194,519
   Deferred income taxes....................................                     13,323                   7,944
   Other....................................................                     41,128                  32,092
                                                                              ---------               ---------
          Total current assets..............................                    578,996                 507,645
Property and equipment, net.................................                     63,155                  52,243
Goodwill and other intangibles, net ........................                    130,847                  77,718
Investments and other.......................................                     30,948                  30,633
                                                                              ---------               ---------
                                                                              $ 803,946               $ 668,239
                                                                              =========               =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.........................................                  $ 137,992               $ 131,278
   Bank credit lines........................................                     32,173                  17,127
   Accruals:
      Salaries and related expenses.........................                     25,021                  22,487
      Merger and integration costs..........................                     17,056                     ---
      Other.................................................                     42,194                  37,377
   Current maturities of long-term debt.....................                     11,644                   8,894
                                                                              ---------               ---------
          Total current liabilities.........................                    266,080                 217,163
Long-term debt..............................................                    104,868                  33,383
Other liabilities...........................................                      6,550                   3,527
                                                                              ---------               ---------
          Total liabilities.................................                    377,498                 254,073
                                                                              ---------               ---------
Minority interest...........................................                      2,225                   5,289
                                                                              ---------               ---------
Commitments and contingencies
Stockholders' equity:
   Common stock, $.01 par value, authorized 60,000,000;
      issued: 38,120,572 and
      36,619,516 respectively...............................                        381                     366
   Additional paid-in capital...............................                    328,644                 316,771
   Retained earnings .......................................                     99,588                  96,278
   Treasury stock, at cost, 62,479 and 281,394
      shares, respectively .................................                     (1,156)                 (3,902)
   Foreign currency translation adjustment..................                     (1,609)                   (636)
   Deferred compensation....................................                     (1,625)                    ---
                                                                              ---------               ---------
          Total stockholders' equity........................                    424,223                 408,877
                                                                              ---------               ---------
                                                                              $ 803,946               $ 668,239
                                                                              =========               =========

          See accompanying notes to consolidated financial statements.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                            Years Ended
                                                       ---------------------------------------------------
                                                        December 27,        December 28,       December 30,
                                                            1997               1996               1995
                                                       ---------------    ------------         ----------
Net sales......................................         $1,698,496        $  1,374,343         $1,090,936
Cost of sales..................................          1,188,098             961,588            751,616
                                                        ----------        ------------         ----------
   Gross profit................................            510,398             412,755            339,320
Operating expenses:
   Selling, general and administrative.........            447,789             369,642            306,347
   Special management compensation.............                ---                 ---             20,797
   Merger and integration costs................             50,779                 ---                ---
                                                        ----------        ------------         ----------
      Operating income ........................             11,830              43,113             12,176
Other income (expense):
   Interest income.............................              7,353               7,139              3,433
   Interest expense ...........................             (7,643)             (5,487)            (8,022)
   Other-net...................................              1,375               1,177                668
                                                        ----------        ------------         ----------
      Income before taxes on income, minority
          interest and equity in earnings of
          affiliates...........................             12,915              45,942              8,255
Taxes on income  ..............................             17,670              18,606             10,823
Minority interest in net income (loss) of
   subsidiaries................................               (430)                246                509
Equity in earnings of affiliates...............              2,141               1,595              1,537
                                                        ----------        ------------         ----------
Net income (loss)..............................         $   (2,184)       $     28,685         $   (1,540)
                                                        ==========        ============         ==========

Net income (loss) per common share:
   Basic ......................................         $    (0.06)       $       0.85         $    (0.06)
                                                        ==========        ============         ==========
   Diluted.....................................         $    (0.06)       $       0.81         $    (0.06)
                                                        ==========        ============         ==========
Weighted average common shares outstanding:
   Basic.......................................             37,531              33,714             25,719
   Diluted.....................................             37,531              35,202             25,719

Pro forma:
   Historical net income (loss)................         $   (2,184)       $     28,685         $   (1,540)
   Pro forma adjustments:
      Special management compensation..........                ---                 ---             20,797
      Tax effect of above......................                ---                 ---             (1,174)
      Provision for income taxes on previously
          untaxed earnings of acquisitions.....                406                 338               (147)
                                                        ----------        ------------         ----------
   Pro forma net income (loss).................         $   (1,778)       $     29,023         $   17,936
                                                        ==========        ============         ==========

   Pro forma net income (loss) per common share
      Basic....................................         $    (0.05)       $       0.86         $     0.70
                                                        ==========        ============         ==========
      Diluted..................................         $    (0.05)       $       0.82         $     0.66
                                                        ==========        ============         ==========

   Weighted average shares outstanding:
      Basic ...................................             37,531              33,714             25,719
      Diluted..................................             37,531              35,202             27,005

          See accompanying notes to consolidated financial statements.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (in thousands, except share data)




                                                                      Common Stock         Additional
                                                                     $.01 Par Value         Paid-in      Retained       Treasury
                                                                   Shares     Amount        Capital      Earnings        Stock
                                                                -----------   -------     ---------      --------     ----------
Balance, December 31, 1994, as previously reported.........       9,923,859   $    99     $   9,960      $ 29,954     $      ---
Adjustment for pooled companies ...........................      12,594,447       126        40,124        47,892            ---
                                                                -----------   -------     ---------      --------     ----------
Balance, December 31, 1994, as restated....................      22,518,306       225        50,084        77,846            ---
Net loss...................................................             ---       ---           ---        (1,540)           ---
Dividends paid by pooled companies ........................             ---       ---           ---        (2,912)           ---
Shares issued for acquisition..............................       1,341,266        14         7,957           ---            ---
Stock issued in initial public offering....................       5,090,000        51        72,417           ---            ---
Reclassification of redeemable stock issued as special
   compensation and to ESOP trust upon closing of
   initial public offering.................................       2,084,398        20        32,180           ---            ---
Issuance of compensatory stock options.....................             ---       ---         2,805           ---            ---
Purchase of treasury stock (233,442 shares)................             ---       ---           ---           ---         (3,000)
Shares reacquired from a prior year's acquisition
   (7,497 shares)..........................................             ---       ---           ---           ---           (101)
Foreign currency translation adjustment....................             ---       ---           ---           ---            ---
Shares issued for stock options and warrants, including
   tax benefit.............................................          84,996         1           779           ---            ---
Shares issued for conversion of debentures.................         116,250         1         1,389           ---            ---
                                                                -----------   -------     ---------      --------      ---------
Balance, December 30, 1995.................................      31,235,216       312       167,611        73,394         (3,101)
Net income.................................................             ---       ---           ---        28,685            ---
Dividends paid by pooled companies ........................             ---       ---           ---        (5,801)           ---
Shares issued for acquisitions.............................         820,930        10        16,246           ---            ---
Stock issued in follow-on offering.........................       3,734,375        37       124,070           ---            ---
Stock issued to ESOP trust.................................          24,210       ---           820           ---            ---
Purchase of treasury stock (27,455 shares).................             ---       ---           ---           ---           (628)
Shares reacquired from a prior year's acquisition
   (13,000 shares).........................................             ---       ---           ---           ---           (173)
Foreign currency translation adjustment....................             ---       ---           ---           ---            ---
Shares issued by pooled company............................         240,017         2         2,597           ---            ---
Shares issued for stock options and warrants, including
   tax benefit.............................................         448,518         4         4,030           ---            ---
Shares issued for conversion of debentures.................         116,250         1         1,397           ---            ---
                                                                -----------   -------     ---------      --------      ---------
Balance, December 28, 1996.................................      36,619,516       366       316,771        96,278         (3,902)
Retained earnings of three companies acquired under the
   pooling of interests method, deemed not material in
   the aggregate...........................................             ---       ---           ---         5,899            ---
Adjustment to change the fiscal year end of two companies
      acquire under the pooling of interests method........             ---       ---           ---         2,037            ---
Net loss...................................................             ---       ---           ---        (2,184)           ---
Dividends paid by pooled companies ........................             ---       ---           ---        (2,442)           ---
Shares issued for acquisitions.............................         906,401         9         2,945           ---            ---
Issuance of restricted stock...............................          44,846       ---           ---           ---            ---
Treasury shares issued for acquisitions (246,960 shares)...             ---       ---           ---           ---          3,303
Purchase of treasury stock (30,507 shares).................             ---       ---           ---           ---           (618)
Shares reacquired from a prior year's acquisition
   (2,339 shares)..........................................             ---       ---           ---           ---            (34)
Treasury  shares retired...................................          (5,644)      ---           (95)          ---             95
Foreign currency translation adjustment....................             ---       ---           ---           ---            ---
Shares issued by pooled company............................         171,714         1         2,875           ---            ---
Stock issued to ESOP trust.................................          44,122       ---         1,150           ---            ---
Shares issued for stock options, including tax benefit.....         339,617         5         4,998           ---            ---
                                                                -----------   -------     ---------      --------     -----------
Balance, December 27, 1997.................................      38,120,572   $   381     $ 328,644      $ 99,588     $   (1,156)
                                                                ===========   =======     =========      ========     ===========

                                                                  Foreign
                                                                  Currency    Deferred       Total
                                                                 Translation   Compen-    Stockholders'
                                                                 Adjustment    sation        Equity
                                                                ------------  -------    ------------
Balance , December 31, 1994, as previously reported........     $      (458)  $   ---    $   39,555
Adjustment for pooled companies ...........................             ---       ---        88,142
                                                                -----------   -------    ----------
Balance, December 31, 1994, as restated....................            (458)      ---       127,697
Net loss...................................................             ---       ---        (1,540)
Dividends paid by pooled companies ........................             ---       ---        (2,912)
Shares issued for acquisition..............................             ---       ---         7,971
Stock issued in initial public offering....................             ---       ---        72,468
Reclassification of redeemable stock issued as special
   compensation and to ESOP trust upon closing of
   initial public offering.................................             ---       ---        32,200
Issuance of compensatory stock options.....................             ---       ---         2,805
Purchase of treasury stock (233,442 shares)................             ---       ---        (3,000)
Shares reacquired from a prior year's acquisition
   (7,497 shares)..........................................             ---       ---          (101)
Foreign currency translation adjustment....................             283       ---           283
Shares issued for stock options and warrants, including
   tax benefit.............................................             ---       ---           780
Shares issued for conversion of debentures.................             ---       ---         1,390
                                                                -----------   -------     ---------
Balance, December 30, 1995.................................            (175)      ---       238,041
Net income.................................................             ---       ---        28,685
Dividends paid by pooled companies ........................             ---       ---        (5,801)
Shares issued for acquisitions.............................             ---       ---        16,256
Stock issued in follow-on offering.........................             ---       ---       124,107
Stock issued to ESOP trust.................................             ---       ---           820
Purchase of treasury stock (27,455 shares).................             ---       ---          (628)
Shares reacquired from a prior year's acquisition
   (13,000 shares).........................................             ---       ---          (173)
Foreign currency translation adjustment....................            (461)      ---          (461)
Shares issued by pooled company............................             ---       ---         2,599
Shares issued for stock options and warrants, including
   tax benefit.............................................             ---       ---         4,034
Shares issued for conversion of debentures.................             ---       ---         1,398
                                                                -----------   -------    ----------
Balance, December 28, 1996.................................            (636)      ---       408,877
Retained earnings of three companies acquired under the
   pooling of interests method, deemed not material in
   the aggregate...........................................             ---       ---         5,899
Adjustment to change the fiscal year end of two companies
      acquire under the pooling of interests method........             ---       ---         2,037
Net loss...................................................             ---       ---        (2,184)
Dividends paid by pooled companies ........................             ---       ---        (2,442)
Shares issued for acquisitions.............................             ---       ---         2,954
Issuance of restricted stock...............................             ---    (1,625)       (1,625)
Treasury shares issued for acquisitions (246,960 shares)...             ---       ---         3,303
Purchase of treasury stock (30,507 shares).................             ---       ---          (618)
Shares reacquired from a prior year's acquisition
   (2,339 shares)..........................................             ---       ---           (34)
Treasury  shares retired...................................             ---       ---           ---
Foreign currency translation adjustment....................            (973)      ---          (973)
Shares issued by pooled company............................             ---       ---         2,876
Stock issued to ESOP trust.................................             ---       ---         1,150
Shares issued for stock options, including tax benefit.....             ---       ---         5,003
                                                                -----------   -------     ---------
Balance, December 27, 1997.................................     $    (1,609)  $(1,625)    $ 424,223
                                                                ===========   =======     =========

See accompanying notes to consolidated financial statements.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                         Years Ended
                                                                          ------------------------------------------
                                                                           December 27,   December 28,   December 30,
                                                                             1997            1996           1995
                                                                          ------------    -----------     ---------
Cash flows from operating activities:
Net income (loss)..........................................               $  (2,184)      $ 28,685        $(1,540)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
   Depreciation and amortization...........................                  15,730         12,644         10,003
   Provision for losses and allowances on accounts
      receivable...........................................                   3,857          2,225          2,871
   Stock issued to ESOP trust .............................                   1,150            820            ---
   Provision (benefit) for deferred income taxes...........                  (3,920)         2,884           (874)
   Provision for merger and integration costs..............                  17,056            ---            ---
   Special management compensation.........................                     ---            ---         20,289
   Undistributed earnings of affiliates....................                  (2,141)        (1,595)        (1,537)
   Minority interest in net income (loss) of subsidiaries..                    (430)           246            509
   Other...................................................                     221           (614)          (535)
 Changes in assets and liabilities:
      Increase in accounts receivable......................                 (50,711)       (52,680)       (40,707)
      Increase in inventories..............................                 (19,939)       (18,633)       (16,549)
      Increase in other current assets.....................                  (5,241)        (7,791)        (5,517)
      Increase in accounts payable and accruals............                   4,683         18,805         20,790
                                                                          ---------       --------        -------
Net cash used in operating activities......................                 (41,869)       (15,004)       (12,797)
                                                                          ---------       --------        -------
Cash flows from investing activities:
   Capital expenditures....................................                 (21,862)       (15,980)       (13,578)
   Business acquisitions, net of cash acquired.............                 (42,267)       (32,222)       (17,541)
   Other...................................................                  (6,173)        (6,342)        (5,252)
                                                                          ---------       --------        -------
Net cash used in investing activities......................                 (70,302)       (54,544)       (36,371)
                                                                          ---------       --------        -------
Cash flows from financing activities:
   Proceeds from issuance of long-term debt................                  19,040          1,154            978
   Principal payments on long-term debt....................                 (14,795)        (5,291)       (15,808)
   Proceeds from issuance of stock.........................                   5,306        130,731         73,120
   Proceeds from borrowings from banks.....................                  73,582          6,060         12,346
   Purchase of treasury stock..............................                    (618)          (628)        (3,000)
   Payments on borrowings from banks.......................                  (1,177)       (23,378)       (20,976)
   Distributions to stockholders...........................                  (2,442)        (4,632)        (2,443)
   Other...................................................                    (730)          (525)         1,739
                                                                          ---------       --------        -------
Net cash provided by financing activities..................                  78,166        103,491         45,956
                                                                          ---------       --------        -------
Net increase (decrease) in cash and cash equivalents ......                 (34,005)        33,943         (3,212)
Cash and cash equivalents, beginning of year...............                  45,818         11,875         15,087
                                                                          ---------       --------        -------
Cash and cash equivalents, end of year.....................               $  11,813       $ 45,818        $11,875
                                                                          =========       ========        =======

          See accompanying notes to consolidated financial statements.

                      HENRY SCHEIN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (in thousands, except share data)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Henry Schein, Inc. and all of its wholly-owned and majority-owned subsidiaries (the "Company"). Investments in unconsolidated affiliates which are greater than 20% and less than 51% owned are accounted for under the equity method. All material intercompany accounts and transactions are eliminated in consolidation. The financial statements include adjustments to give retroactive effect to the acquisitions of Dentrix Dental Systems, Inc. ("Dentrix"), effective February 28, 1997, Micro Bio-Medics, Inc. ("MBMI"), effective August 1, 1997, Sullivan Dental Products, Inc. ("Sullivan"), effective November 12, 1997 and the H. Meer Dental Supply Co. ("Meer"), effective August 14, 1998, which were accounted for under the pooling of interests method of accounting.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

     The Company reports its operations on a 52-53 week basis ending on the last Saturday of December. Fiscal years ended December 27, 1997, December 28, 1996 and December 30, 1995 all consisted of 52 weeks. The accounts of (i) Meer, (ii) MBMI and (iii) Sullivan and Dentrix, have been consolidated on a basis with years-ended of; (i) September 27, (ii) November 30, and (iii) December 31, respectively, for periods through December 28, 1996. Meer, MBMI and Dentrix adopted the Company's fiscal year end starting in 1997.

Revenue Recognition

      Sales are recorded when products are shipped or services are rendered, except for the portion of revenues from sales of practice management software which is attributable to noncontractual post contract customer support, which is deferred and recognized ratably over the period in which the support is expected to be provided.

Inventories

     Inventories consist substantially of finished goods and are valued at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Depreciation is computed primarily under the straight-line method over the following estimated useful lives:

                                                        Years
                                                        -----

Buildings and improvements........................        40
Machinery and warehouse equipment.................      5 - 10
Furniture, fixtures and other.....................      3 - 10
Computer equipment and software...................      5 - 7

     Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the assets or the lease term.

Taxes on Income

     The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in tax laws or rates. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized as income or expense in the period that includes the enactment date. The Company files a consolidated Federal income tax return with its 80% or greater owned subsidiaries.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company has determined that the effect of foreign exchange rate changes on cash flows is not material.

Foreign Currency Translation and Transactions

     The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in earnings, except for certain hedging transactions (see below).

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments

     The Company uses forward exchange contracts to hedge certain firm commitments denominated in foreign currencies. Gains and losses on these positions are deferred and included in the basis of the transaction when it is completed.

     In order to manage interest rate exposure, the Company has entered into interest rate swap agreements to exchange variable rate debt into fixed rate debt without the exchange of the underlying principal amounts. Net payments or receipts under the agreements are recorded as adjustments to interest expense.

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because the underlying instruments are at variable rates which are repriced frequently.

Acquisitions

     The net assets of businesses purchased are recorded at their fair value at the acquisition date and the consolidated financial statements include their operations from that date. Any excess of acquisition costs over the fair value of identifiable net assets acquired is included in goodwill and is amortized on a straight-line basis over periods not exceeding 30 years.

Long-Lived Assets

     Long-lived assets, such as goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. In connection with certain recent acquisitions, the Company has determined that certain long-lived assets have been impaired (see Note 7).

Stock-Based Compensation

     The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based Compensation."

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Earnings Per Share

     During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This Statement is effective for financial statements issued for periods ending after December 15, 1997. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options. As required by this Statement, all periods presented have been restated to comply with the provisions of SFAS No. 128.

New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS 131) which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the relatively recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

NOTE 2--REORGANIZATION

     In connection with the Company's corporate restructuring in 1992, certain shares issued to an executive officer and certain senior management were subject to repurchase by the Company at fair market value in the event employment was terminated for any reason or an initial public offering did not occur by December 31, 1999. The repurchase feature was eliminated upon the closing of the initial public offering. Special management compensation for the year ended December 30, 1995 includes a $17,484 charge to operations to reflect the appreciation in the market value of stock grants and issuances based on the initial public offering price of $16.00 per share and a cash payment of approximately $508 to cover income taxes related to those stock grants and issuances.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 2 - REORGANIZATION (Continued)

     In addition, special management compensation for the year ended December 30, 1995 includes a charge of $2,805 to reflect the excess of the initial public offering price over the exercise price of Class A options issued to certain executive management in May 1995 (see Note 14(a)).

NOTE 3  -- EARNINGS PER SHARE

A reconciliation of shares used in calculating basic and diluted earnings per share follows (in thousands):

                                                          Historical   Pro Forma
                                                          ----------   ---------

December 28, 1996
     Basic......................................            33,714      33,714
     Effect of assumed conversion of
         employee stock options.................             1,488       1,488
                                                         ---------     -------
     Diluted ...................................            35,202      35,202
                                                         =========     =======

December 30, 1995:

     Basic .....................................            25,719      25,719
     Effect of assumed conversion of
         employee stock options.................               ---       1,286
                                                         ---------     -------
     Diluted ...................................            25,719      27,005
                                                         =========     =======

     Options to purchase approximately 4,135,000 and 2,395,000 shares of common stock at exercise prices ranging from $4.21 to $36.18 per share were outstanding during a portion of 1997 and 1995, respectively, but were not included in the computation of diluted earnings per share because they are anti- dilutive. These options expire through 2007.

NOTE 4--PROPERTY AND EQUIPMENT--NET

     Major classes of property and equipment consist of the following:

                                                 December 27,    December 28,

                                                    1997             1996
                                                   ------           -----
Land.........................................      $1,654        $  1,539
Buildings and leasehold
  improvements...............................      29,088          27,860
Machinery and warehouse equipment............      33,657          30,376
Furniture, fixtures and other................      22,845          22,063
Computer equipment and software..............      39,218          23,411
                                                 --------        --------
                                                  126,462         105,249

Less accumulated depreciation and

  amortization...............................      63,307          53,006
                                                 --------        --------
Net property and equipment...................    $ 63,155        $ 52,243
                                                 ========        ========

     Equipment held under capital leases amounted to approximately $2,510 and $2,400 as of December 27, 1997 and December 28, 1996, respectively (see Note 15(b)).

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 5--GOODWILL AND OTHER INTANGIBLES--NET

     Goodwill and other intangibles consist of the following:

                                            December 27,       December 28,
                                                1997               1996
                                            -----------        -----------
Goodwill...............................     $   129,724        $   76,282
Other..................................          12,034             7,412
                                            -----------        ----------
                                                141,758            83,694
Less accumulated

  amortization.........................          10,911             5,976
                                            -----------        ----------
                                            $   130,847        $   77,718
                                            ===========        ==========


     Goodwill represents the excess of the purchase price of acquisitions over the fair value of identifiable net assets acquired. During 1997, seven acquisitions, including the acquisition of the minority interests of a foreign subsidiary, accounted for $44,671 of the increase in goodwill. Other intangibles include covenants not to compete, computer programming costs, customer lists and deferred acquisition costs. Goodwill and other intangibles are amortized on a straight-line basis over periods not exceeding 30 years. In connection with certain recent acquisitions, the Company has determined that the goodwill of certain prior acquisitions has been impaired (see Note 7).

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 6--INVESTMENTS AND OTHER

      Investments and other consist of:

                                                    December 27,    December 28,
                                                       1997             1996
                                                     ----------      ----------
Investments in unconsolidated affiliates.........    $ 13,048          $11,524
Long-term receivables (see Note 11(b))...........       8,203           11,051
Other............................................       9,697            8,058
                                                     --------          -------
                                                     $ 30,948          $30,633
                                                     ========          =======

     The Company's investments are predominately 50% owned unconsolidated affiliates consisting of various companies involved in the healthcare distribution business and HS Pharmaceutical, Inc., which manufactures and distributes generic pharmaceuticals. As of December 27, 1997, the Company's investments in unconsolidated affiliates were $3,121 more than the Company's proportionate share of the underlying equity of these affiliates. This amount, which has been treated as goodwill, is being amortized over 30 years and charged to equity in the operating results of these companies. As of December 27, 1997, approximately $8,773 of the Company's retained earnings represented undistributed earnings of affiliates. Combined financial data for substantially all of these companies is as follows:

                                               December 27,        December 28,
                                                   1997                1996
                                                 ---------          ---------
Current assets............................        $39,688            $38,172
Total assets..............................         56,239             47,103
Liabilities...............................         35,753             30,939
Stockholders equity.......................         19,832             16,164


                                Years Ended
--------------------------------------------------------------------------------
                             December 27,        December 28,       December 30,
                                1997                1996                1995
                              ---------         ------------        -----------
Net sales....................  $98,954           $103,169              $55,090
Operating income.............    7,303              7,044                5,147
Net income...................    4,841              3,755                2,920

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 7--BUSINESS ACQUISITIONS

     The Company has completed the acquisition of 61 healthcare distribution businesses between 1995 and 1997, the most significant of which were; Sullivan Dental Products, Inc. ("Sullivan"), a distributor of consumable dental supplies and dental equipment through 52 sales and service centers located throughout the United States, Micro Bio-Medics, Inc. ("MBMI"), a distributor of medical supplies to physicians and hospitals as well as to other healthcare professionals nationwide, and Dentrix Dental Systems, Inc. ("Dentrix"), a leading provider of clinically-based dental practice management systems, in merger transactions accounted for as poolings of interests. Pursuant to the respective merger agreements, which were completed on November 12, 1997, August 1, 1997 and February 28, 1997, the Company issued approximately 7,594,900, 3,231,400 and 1,070,000 shares of its Common Stock with aggregate market values (on their respective closing dates) of approximately $266,800, $122,800 and $29,400, respectively and assumed and exchanged all options to purchase Sullivan and MBMI stock for options to purchase 1,192,000 and 1,117,000, respectively of the Company's Common Stock. Sullivan, MBMI and Dentrix had net sales and earnings of approximately $241,600 and $8,700, $150,000 and $1,700, and $10,000
and $2,000, respectively in 1996.

     Additionally, during 1997 the Company acquired 21 other businesses with aggregate net sales for 1996 of approximately $157,000, three of which were accounted for under the pooling of interests method, with the remainder being accounted for under the purchase method of accounting (fifteen for 100% ownership interests and three for majority ownership interests). The total amount of cash paid and promissory notes issued, and the value of the Company's Common Stock issued in connection with these acquisitions was $40,798 and $34,000, respectively.

     On August 14, 1998, the Company acquired all of the common stock of Meer in exchange for 2,973,680 shares of the Company's Common Stock valued at approximately $132,700. Meer is a leading full-service dental distributor serving over 40,000 dentists, dental laboratories and institutions throughout the United States with 1997 net sales and net loss of approximately $180,000 and $(1,200), respectively. Prior to its acquisition by the Company, Meer elected to be taxed as an S Corporation under the Internal Revenue Code. Accordingly, the current taxable income of Meer was taxable to its shareholders who were responsible for payment of taxes thereon. Upon its acquisition, Meer will be taxed as a regular corporation. Pro forma adjustments have been made to the restated statement of operations to reflect the income tax recoveries that would have been provided for had Meer been subject to income taxes in prior years.

     The financial statements have been restated to give retroactive effect to three of the 1997 pooling transactions (Sullivan, MBMI and Dentrix) and Meer, as the remaining pooling transactions were not material and have been included in the consolidated financial statements from the beginning of the quarter in which the acquisitions occurred. Operations of the 1997 completed acquisitions accounted for under the purchase method of accounting have been included in the consolidated financial statements from their respective acquisition dates.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 7 - BUSINESS ACQUISITIONS (Continued)

     During 1996, the Company acquired twelve dental and four medical companies, a veterinary supply distributor and three international dental companies, with aggregate net sales in their last fiscal year ends of approximately $104,000, all of which were accounted for under the purchase method of accounting. Of these, eighteen were for majority ownership (100% in twelve of the transactions). The total amount of cash paid and promissory notes issued for these acquisitions was approximately $33,105. The Company also issued 818,591 shares of common stock valued at approximately $16,200 in 1996 in connection with five of these acquisitions. Operations of these businesses have been included in the consolidated financial statements from their respective acquisition dates. No single 1996 acquisition was material.

     During 1995, the Company acquired the distribution business of The Veratex Corporation, a national direct marketer of dental, medical and veterinary products, and Schein Dental Equipment Corp., a distributor and manufacturer of large dental equipment. The Company also completed the majority acquisition of fourteen other companies and a 50% acquisition of one other company during 1995. The total amount of cash paid and promissory notes issued for the 1995 acquisitions was approximately $23,518. The Company also issued 1,331,711 shares of common stock valued at approximately $20,600 in connection with three of the 1995 acquisitions, of which approximately 928,700 shares were issued to a stockholder of the Company. These acquisitions have been accounted for under the purchase method, except one from an affiliate which involves carryover of predecessor basis with respect to the affiliate's proportionate share of net assets. Operations of these businesses have been included in the consolidated financial statements from their acquisition dates.

     Certain acquisitions provide for contingent consideration, primarily cash, to be paid in the event certain financial performance targets are satisfied over periods typically not exceeding three years from the date of acquisition. The Company's policy is to record a liability for such amounts when it becomes probable that targets will be met. As of December 27, 1997 additional contingent consideration of $631 was recorded as goodwill.

     Additionally, pursuant to a shareholders' agreement, certain minority shareholders of a subsidiary of the Company exercised their option to sell their shares in the subsidiary to the Company. The value of the shares put to the Company was approximately $11,800, of which approximately $3,200 was paid for in cash, with the remainder payable over two years in equal annual installments.

In connection with the 1997 acquisitions accounted for under the pooling of interests method, the Company recorded merger and integration costs of approximately $50,800 during the year ended December 27, 1997. Net of taxes, merger and integration costs were approximately $1.08 per share, on a diluted basis. These charges include approximately $13,300 of direct transaction costs (consisting primarily of investment banking and professional fees) and $37,500 for integration and other merger related charges. Such charges include the following:

     - $8,600 related to the write-off of fixed assets (including duplicate management information systems and other corporate assets), purchased technology, other assets and goodwill (of approximately $4,800) primarily associated with the consolidation of the medical business under a national infrastructure;

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 7 - BUSINESS ACQUISITIONS (Continued)


     - $11,900 related to sales force and certain senior management signing bonuses directly related to the mergers;

     -    $7,100 related to the closure of a distribution center;

     -    $3,700 for severance and direct compensation, and

     - $6,200 of other nonrecurring costs associated with planning and executing the merger of the acquired companies' operations.

     Additional charges are expected to be recorded in subsequent reporting periods, and to the extent actual costs exceed estimated amounts, as the mergers are implemented. Excluding merger and integration costs, net income and net income per share, on a diluted basis, would have been $40,574 and $1.02, respectively, for the year ended December 27, 1997.

         The summarized unaudited pro forma results of operations set forth below for 1997 and 1996 assume the acquisitions, which were accounted for under the purchase method of accounting, occurred as of the beginning of each of these periods.

                                                              Years Ended
                                                     ---------------------------
                                                     December 27,   December 28,
                                                         1997           1996
                                                      -----------    ----------
Net sales............................................ $ 1,746,946    $1,550,116
Net income (loss) (1)................................     (2,751)        27,850
Net income (loss) per common share:
     Basic ..........................................     $(0.07)    $     0.83
     Diluted ........................................     $(0.07)    $     0.79
Pro forma net income (loss), reflecting adjustment
     in 1996 for income taxes on previously untaxed
     earnings of Dentrix, and in 1997 and 1996 for
     income tax recovered on previously untaxed
     losses of Meer .................................     (2,345)        28,188
Pro forma net income (loss)  per common share:.......
     Basic...........................................     $(0.06)    $     0.84
     Diluted ........................................     $(0.06)    $     0.80

--------------
(1) Includes, in 1997, merger and integration costs of approximately $50,779 and related tax benefit of $8,021.

     Pro forma adjusted net income per common share, including acquisitions, may not be indicative of actual results, primarily because the pro forma earnings include historical results of operations of acquired entities and do not reflect any cost savings or potential sales erosion that may result from the Company's integration efforts.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 7 - BUSINESS ACQUISITIONS (Continued)

     Net sales, net income (loss) and pro forma net income for the Company, Dentrix, MBMI, Sullivan, Meer and on a combined basis for the years ended December 1996 and 1995 were as follows:


                                                                      Years Ended
                                                       ------------------------------------
                                                        December 28,          December 30,
                                                            1996                  1995
                                                        -----------           ------------
     Net sales:
             HSI, as previously reported                 $  829,962            $  616,209
             Dentrix                                         10,160                 7,093
             MBMI                                           150,143               119,874
             Sullivan                                       241,583               215,568
             Meer                                           142,495               132,192
                                                         ----------            ----------
             Combined                                    $1,374,343            $1,090,936
                                                         ==========            ==========

     Net income (loss):

             HSI, as previously reported                    $19,340              $(10,216)
             Dentrix                                          3,183                 1,415
             MBMI                                             1,745                 1,109
             Sullivan                                         8,665                 7,240
             Meer                                            (4,082)               (1,024)
                                                         ----------            ----------
                                                             28,851                (1,476)
             Adjustments to conform
                accounting policies                            (166)                  (64)
                                                         ----------            ----------
             Combined                                    $   28,685            $   (1,540)
                                                         ==========            ==========

     Pro forma net income:
             HSI, as previously reported  (1)            $   19,340            $    9,407
             Dentrix (2)                                      1,986                   882
             MBMI                                             1,745                 1,109
             Sullivan                                         8,665                 7,240
             Meer(2)                                         (2,547)                 (638)
                                                         ----------            ----------
                                                             29,189                18,000
             Adjustments to conform
                accounting policies                            (166)                  (64)
                                                         ----------            ----------
             Combined                                    $   29,023            $   17,936
                                                         ==========            ==========

          -------------------------------------------------------
         (1) Reflects adjustment to exclude special management compensation in 1995, net of applicable tax benefits.

         (2) Reflects adjustment for provision for income taxes (recoveries) on previously untaxed earnings (losses).

         Meer had net sales of approximately $180,000 and a loss of $1,200 for the twelve months ended December 27, 1997, Sullivan had net sales of $196,300 and earnings of $7,400 for the nine months ended September 30, 1997, and MBMI had net sales of $77,800 and earnings of $700 for the six months ended May 31, 1997.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 8--BANK CREDIT LINES

     At December 27, 1997, certain subsidiaries of the Company had available various bank credit lines totaling approximately $62,533 expiring through October 2002. Borrowings of $32,173 under these credit lines at interest rates ranging from 4.1% to 8.75% were collateralized by accounts receivable, inventory and property and equipment of the subsidiaries with an aggregate net book value of $22,885 at December 27, 1997.

NOTE 9--LONG-TERM  DEBT

     Long-term debt consists of:


                                                                       December 27,    December 28,
                                                                           1997             1996
                                                                          ------            -----
Borrowings under Revolving Credit Agreement (a)................        $  76,152          $18,040
Secured Revolving Loan (b).....................................              ---            7,500
Notes payable for business acquisitions (c)....................           11,552            4,383
Notes payable to banks, interest variable (9.25% at December
   27, 1997), payable in quarterly installments ranging from
   $16 to $34 through 2004, secured by inventory and
   accounts receivable in the amount of $26,164................            3,925            1,932
Note payable to bank (d).......................................           12,825
Mortgage payable to bank in quarterly installments of $14,
   interest at 4.5% through November 2013, collateralized by
   a building with a net book value of $1,305..................              814              987
Various notes and loans payable with interest, in varying
   installments through 2006, uncollateralized.................            9,378            8,241
Capital lease obligations in various installments through
   fiscal 2006; interest at 6.5% to 9.06% or varies with
   prime rate..................................................            1,866            1,194
                                                                       ---------          -------
Total                                                                    116,512           42,277
Less current maturities........................................           11,644            8,894
                                                                       ---------          -------
Total long-term debt                                                   $ 104,868          $33,383
                                                                       =========          =======

(a) Revolving Credit Agreement

    On August 15, 1997, the Company entered into an amended revolving credit agreement which, among other things, increased the maximum available borrowings to $150,000 from $100,000 and extended the term of the agreement to August 15, 2002. The interest rate on any borrowings under the agreement is based on prime or LIBOR as defined in the agreement, which were 8.50% and 6.065%, respectively, at December 27, 1997. The borrowings outstanding at December 27, 1997 were at interest rates ranging from 6.1% to 8.5%. The agreement provides for a sliding scale fee ranging from 0.1% to 0.3%, based upon certain financial ratios, on any unused portion of the commitment. The agreement also provides, among other things, that HSI will maintain, on a consolidated basis, as defined, a minimum tangible net worth, current, cash flow, and interest coverage ratios, a maximum leverage ratio, and contains restrictions relating to annual dividends

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 9  - LONG TERM DEBT (Continued)

in excess of $500, guarantees of subsidiary debt, investments in subsidiaries, mergers and acquisitions, liens, capital expenditures, certain changes in ownership and employee and shareholder loans.

(b)  Secured Revolving Loan

    A subsidiary of the Company had a $25,000 secured revolving loan agreement with certain banks which was paid off following the acquisition of the subsidiary by the Company and the agreement was terminated.

(c) Notes Payable for Business Acquisitions

    In May 1997, a subsidiary of the Company entered into a term loan for $8,299 to acquire the remaining minority interests of a foreign subsidiary. The loan provides for $4,312 of principal payable upon demand beginning in March 1998, with the remainder payable upon demand beginning in March 1999. The loan is denominated in British Pounds. Interest is payable quarterly at 4.5% through May 1998 and 5.5% thereafter.

    A balloon payment of approximately $3,400 due to a bank under a term loan related to a Dutch acquisition came due in October 1997. The Company settled this loan by entering into a new Netherlands Guilder (NLG) loan in the amount of 6,500 NLG. Principal is payable in semi-annual installments of 300 NLG through January 2002, with a final balloon payment of 4,100 NLG on January 31, 2002. Interest is payable quarterly at a rate of 4.9% per annum, plus a margin. The agreement also provides for the same financial convenants and restrictions as the revolving credit agreement. The loan serves to hedge the repayment of an intercompany loan in the same amount, denominated in NLG, due from a Dutch subsidiary.

(d)     Note payable to bank

    On October 6, 1997 a subsidiary of the Company entered into an unsecured line-of-credit agreement which allowed the subsidiary to borrow up to $25,000 through October 2002. Any borrowings bear interest at prime or the Eurodollar-based rate, elected at the time of each advance. Rates ranged from 7.125% to 8.50% at December 27, 1997. Additionally, the agreement contained options to enter into two term notes with the bank also due October 2002. Simultaneously the subsidiary exercised its option on one of the term notes. The term note is payable in quarterly installments beginning January 1, 1998 of $458 plus interest at a rate of 7.635%.

As of December 27, 1997, the aggregate amounts of long-term debt maturing in each of the next five years are as follows: 1998 - $11,644; 1999 - $11,629; 2000
- $3,842; 2001 - $3,163; 2002 - $80,412.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 10--TAXES ON INCOME

    Taxes on income are based on income before taxes on income, minority interest and equity in earnings of affiliates as follows:


                                                                                    Years Ended
                                                                ---------------------------------------------------
                                                                 December 27,     December 28,         December 30,
                                                                     1997             1996                  1995
                                                                     -----           ------                -----
        Domestic..........................................      $   10,785          $43,699               $ 6,938
        Foreign...........................................           2,130            2,243                 1,317
                                                                ----------          -------               -------
        Total income before taxes on income,
           minority interest and equity in
           earnings of affiliates.........................      $   12,915          $45,942               $ 8,255
                                                                ==========          =======               =======

The provision for taxes on income was as follows:


                                                                             Years Ended
                                                            ------------------------------------------------
                                                            December 27,   December 28,         December 30,
                                                                1997           1996                 1995
                                                                -----         ------               -----
        Current tax expense:
           U.S. Federal................................      $  18,019        $12,476              $ 8,987
           State and local.............................          2,455          2,551                2,094
           Foreign.....................................          1,116            695                  616
                                                             ---------        -------              -------
        Total current..................................         21,590         15,722               11,697
                                                             ---------        -------              -------
        Deferred tax expense (benefit):
           U.S. Federal................................         (3,954)         1,984                 (628)
           State and local.............................            (78)           747                 (276)
           Foreign.....................................            112            153                   30
                                                             ---------        -------              -------
        Total deferred.................................         (3,920)         2,884                 (874)
                                                             ---------        -------              -------
        Total provision................................      $  17,670        $18,606              $10,823
                                                             =========        =======              =======

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 10 --TAXES ON INCOME (Continued)

    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:


                                                            December 27,   December 28,
                                                                1997           1996
                                                               ------         -----
Current deferred tax assets:
   Inventory, premium coupon redemptions
      and accounts receivable valuation
           allowances..................................     $  4,145        $  3,614
   Uniform capitalization adjustments to
          inventories..................................        2,838           2,053
   Accrued special professional fees and other
          accrued liabilities..........................        2,692           2,277
   Merger and integration costs........................        3,648             ---
                                                            --------        --------
Total current deferred tax asset ......................       13,323           7,944
                                                            --------        --------
Non-current deferred tax assets (liabilities):
   Property and equipment..............................       (2,591)         (2,592)
   Provision for long-term executive incentive
          compensation and other accrued
           liabilities.................................       (1,573)            (85)
   Net operating loss carryforward.....................          175             262
   Net operating losses of foreign subsidiaries........        2,375           1,928
   Other...............................................          ---             (88)
                                                            --------        --------
Total non-current deferred tax asset (liability).......       (1,614)           (575)
   Valuation allowance for non-current deferred
          tax assets...................................       (2,421)         (1,928)
                                                            --------        --------
Net non-current deferred tax liabilities...............       (4,035)         (2,503)
                                                            --------        --------
Net deferred tax asset.................................     $  9,288        $  5,441
                                                            ========        ========

   The net deferred tax asset is realizable as the Company has sufficient taxable income in prior carryback years to realize the tax benefit for deductible temporary differences. The non-current deferred liability is included in Other liabilities on the Consolidated Balance Sheets.

   At December 27, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of $427 which are available to offset future Federal taxable income through 2009. Foreign net operating losses totalled $7,300 at December 27, 1997. Such losses can be utilized against future foreign income. The losses expire between 1999 and 2002, with $2,000 expiring in 1999.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 10--TAXES ON INCOME  (Continued)

   The tax provisions differ from the amount computed using the Federal statutory income tax rate as follows:


                                                                                   Years Ended
                                                                 -----------------------------------------------
                                                                 December 27,     December 28,      December 30,
                                                                   1997                1996              1995
                                                                  ------              ------            -----
Provision at Federal statutory rate.....................         $ 4,877             $17,508         $  3,248
State income taxes, net of Federal income tax
  effect................................................           1,630               2,555            1,381
Net foreign and domestic losses for which no
  tax benefits are available............................             167                 ---              574
Foreign income taxed at other than the Federal
  statutory rate........................................              (2)                (55)             (25)
Tax effect of Sub S income..............................             ---              (1,197)            (533)
Non-deductible appreciation in stock issued as
  special management compensation.......................             ---                 ---            6,109
Non-deductible merger and integration costs............           10,752                 ---              ---
Tax exempt interest....................................              ---                (237)             ---
Other...................................................             246                  32               69
                                                                 -------             -------        ---------
Income tax provision ...................................         $17,670             $18,606        $  10,823
                                                                 =======             =======        =========


         Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Those earnings have been and will continue to be reinvested. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 27, 1997, the cumulative amount of reinvested earnings was approximately $4,173.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 11-- FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

        (a) Financial Instruments

        To reduce its exposure to fluctuations in foreign currencies and interest rates, the Company is party to foreign currency forward contracts and interest rate swaps with major financial institutions.

        While the Company is exposed to credit loss in the event of nonperformance by the counterparties of these contracts, the Company does not anticipate nonperformance by the counterparties. The Company does not require collateral or other security to support these financial instruments.

        As of December 27, 1997, the Company has outstanding foreign currency forward contracts aggregating $12,162 related to debt and the purchase and sale of merchandise. The contracts hedge against currency fluctuations of the Canadian dollar ($428), Swiss Franc ($140), The Netherland Guilder ($506), Spanish Pesetas ($1,000), Deutsche Mark ($1,293), Japanese Yen ($78) and British Pounds ($8,717). The contracts expire at various dates through December 1998. At December 27, 1997, the Company had net deferred losses from foreign currency forward contracts of $147.

        As of December 27, 1997, HSI had $13,000 outstanding in interest rate swaps. These swaps are used to convert floating rate debt to fixed rate debt to reduce the Company's exposure to interest rate fluctuations. The net result was to substitute a weighted average fixed interest rate of 7.81% for the variable LIBOR rate on $13,000 of the Company's debt. The swaps expire in October and November 2001. Under the interest rate environment during the year ended December 27, 1997, the net fair value of the Company's interest rate swap agreements resulted in a recognized loss of $249.

        On June 7, 1995, an acquired subsidiary of the Company entered into a zero cost, three year interest rate collar agreement for $10,000 intended to reduce interest rate risk. The agreement was assumed by the Company and serves to limit the net interest rate charged on the first $10,000 of the Company's Revolving Credit Agreement to 8.25%. The Company receives no further interest rate benefit once the applicable interest rate falls below 6.55%.

        (b) Concentrations of Credit Risk

        Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of trade receivables and short-term cash investments.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 11--FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS (Continued)

        The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to a large customer base and its dispersion across different types of healthcare professionals and geographic areas. The Company maintains an allowance for losses based on the expected collectability of all receivables. Included in Accounts receivable and Long-term receivables at December 27, 1997 and December 28, 1996 is $10,967 and $4,651, and $18,355 and $7,485, respectively, related to Easy Dental(Registered) Plus software sales with non-interest bearing extended payment terms. Total unamortized discounts at December 27, 1997 and December 28, 1996 amounted to $843 and $1,487 based on an imputed interest rate of 8.5% and 8.25%, respectively. Included in interest income for the years ended December 27, 1997 and December 28, 1996 was approximately $1,216 and $998, respectively, of imputed interest relating to these non-interest bearing extended payment term receivables. Imputed interest relating to these receivables was not material for 1995.

NOTE 12--RELATED PARTY TRANSACTIONS

     (a) In the ordinary course of business, the Company purchases pharmaceutical products from certain unconsolidated affiliates. Net purchases from these affiliates amounted to $17,951, $15,037 and $8,730 in 1997, 1996 and 1995, respectively. Included in Accounts payable at December 27, 1997 and December 28, 1996 were $890 and $1,523, respectively, for amounts due to these affiliates for purchases made from them.

     (b) The Company also shares certain services with these and other unconsolidated affiliates which are charged to the affiliates at cost. The Company charged these affiliates $421, $602 and $891 during 1997, 1996 and 1995, respectively, for these services. In addition, sales (at cost) to unconsolidated affiliates were $4,069, $5,832 and $3,784 in 1997, 1996 and 1995, respectively.

     (c) The Company recorded interest income of $414, $129 and $88, and interest expense of $0, $32 and $26 in 1997, 1996 and 1995, respectively, attributable to transactions with unconsolidated affiliates. Included in Current Assets - Other are amounts due from unconsolidated affiliates of $9,417 and $5,154 at December 27, 1997 and December 28, 1996, respectively.

     (d) Certain subsidiaries of the Company lease their executive office and distribution facilities from their respective officers, some of which are stockholders of the Company, and certain members of their families. Rent expense attributed to these facilities amounted to $1,937, $1,934 and $1,507 for 1997, 1996 and 1995, respectively.

     (e) During 1994, a subsidiary of the Company entered into a sales service agreement with an entity ("Salesco") owned by an officer of the subsidiary. Under the terms of this agreement the subsidiary is required to reimburse Salesco for all reasonable expenses incurred in connection with the services it provides to the subsidiary and pay a fee to Salesco based upon a formula applied to its pre-tax profit. Amounts paid during 1997 and 1996 amounted $ 412 and $ 340, respectively. Amounts paid under this agreement during 1995 were not material.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 12--RELATED PARTY TRANSACTIONS (Continued)

    (f) The Company purchases products from Schein Dental Equipment Corp. ("SDEC"), formerly owned by a stockholder. In September 1995, the Company acquired SDEC. Net purchases from SDEC prior to the acquisition amounted to $1,803 in 1995.

    (g) Since 1988, a subsidiary of the Company has been affiliated with Dash Medical Gloves, Inc., which is owned by an officer of a subsidiary and his family. Purchases of inventory by the subsidiary from Dash in 1997, 1996 and 1995 totalled $4,323, $4,586 and $4,575, respectively.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 13--SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged principally in one line of business, the distribution of healthcare products to healthcare practitioners and professionals. The following table presents information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas and there were no material amounts of United States export sales. No one European country represents a significant geographic area.


1997                                                  United States                Europe               Consolidated
----                                                  -------------             -----------             ------------
Net sales.............................                   $1,533,096                $165,400               $1,698,496
Operating income .....................                        7,814 *                 4,016                   11,830
Pre-tax income .......................                       10,785 *                 2,130                   12,915
Identifiable assets...................                      703,822                 100,124                  803,946
Depreciation and amortization.........                       13,596                   2,134                   15,730
Capital expenditures..................                       19,907                   1,955                   21,862

1996
----
Net sales.............................                   $1,238,349                $135,994               $1,374,343
Operating income .....................                       39,717                   3,396                   43,113
Pre-tax income........................                       43,699                   2,243                   45,942
Identifiable assets...................                      598,713                  69,526                  668,239
Depreciation and amortization.........                       10,675                   1,969                   12,644
Capital expenditures..................                       14,584                   1,396                   15,980

1995
----
Net sales.............................                     $991,521               $  99,415               $1,090,936
Operating income .....................                        9,586 **                2,590                   12,176
Pre-tax income .......................                        6,938 **                1,317                    8,255
Identifiable assets...................                      428,511                  53,190                  481,701
Depreciation and amortization.........                        8,670                   1,333                   10,003
Capital expenditures..................                        9,882                   3,696                   13,578

----------------------------------
*  Includes merger and integration costs of $50,779.

** Includes special management compensation of $20,797.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 14--EMPLOYEE BENEFIT PLANS

     (a) Stock Compensation Plan

    The Company established the 1994 Stock Option Plan for the benefit of certain employees. As amended in May 1997, pursuant to this plan the Company may issue up to approximately 2,280,000 shares of its Common Stock. The Plan provides for two classes of options: Class A options and Class B options. A maximum of 237,897 shares of common stock may be covered by Class A options. Both incentive and nonqualified stock options may be issued under the Plan.

    In 1995, Class A options to acquire 237,897 common shares were issued to certain executive management at an exercise price of $4.21 per share, substantially all of which became exercisable upon the closing of the initial public offering, at which time the excess of the initial public offering price of $16.00 over the exercise price ($2,805) was charged to special management compensation expense. The exercise price of all Class B options issued has been equal to the market price on the date of grant and accordingly no compensation cost has been recognized. Substantially all Class B options become exercisable ratably over three years from the date of issuance. The Class A and Class B options are exercisable up to the tenth anniversary of the date of issuance, subject to acceleration upon termination of employment.

     On May 8, 1996, the Company's stockholders approved the 1996 Non-Employee Director Stock Option Plan, under which the Company may grant options to each director who is not also an officer or employee of the Company, for up to 50,000 shares of the Company's Common Stock. The exercise price and term, not to exceed 10 years, of each option is determined by the plan committee at the time of the grant. During 1997 and 1996, 2,000 and 10,000 options, respectively were granted to certain non-employee directors at exercise prices which were equal to the market price on the date of grant.

    Additionally, as a result of the Company's recent acquisition of Sullivan and MBMI, the Company has assumed their respective stock option plans (the "Assumed Plans"). Options granted under the Assumed Plans are exercisable for up to ten years from the date of grant at prices not less than the fair market value of the respective acquirees' common stock at the date of grant, on a converted basis.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 14 - EMPLOYEE BENEFIT PLANS (Continued)

    A summary of the Status of the Company's two fixed stock option plans and the Assumed Plans, and the related transactions for the years ended December 27, 1997, December 28, 1996 and December 30, 1995 is presented below:


                                           December 27, 1997            December 28, 1996              December 30, 1995
                                      ----------------------------   --------------------------   ---------------------------

                                                        Weighted                      Weighted                       Weighted
                                                         Average                       Average                       Average
                                                         Exercise                     Exercise                       Exercise
                                        Shares            Price        Shares          Price        Shares            Price
                                      ---------         ---------    ---------       ---------    ---------          --------
Outstanding at beginning of year      2,713,255         $ 11.68      2,394,584       $ 10.44      1,403,496          $10.63
Granted.........................      1,758,918           27.45        409,595         18.58      1,078,415           12.50
Exercised.......................       (279,363)          12.60        (40,895)         8.72        (53,523)           6.57
Forfeited.......................        (58,233)          23.25        (50,027)        11.31        (33,804)          12.99
                                      ---------                      ---------                    ---------
Outstanding at end of year......      4,134,577         $ 18.19      2,713,257       $ 11.68      2,394,584          $10.44
                                      =========                      =========                    =========
Options exercisable at year-
    end.........................      2,755,010         $ 13.24      2,248,505       $  7.06      1,829,997          $ 8.99
Weighted-average fair value of
    options granted during the
    year........................                        $ 17.68                      $ 12.64                         $ 9.71

    The following table summarizes information about stock options outstanding at December 27, 1997:


                                                 Options Outstanding                                   Options Exercisable
                             ---------------------------------------------------------        ----------------------------------
                                                 Weighted Average          Weighted                                  Weighted
    Range of Exercise           Number               Remaining              Average              Number              Average
         Prices              Outstanding         Contractual Life       Exercise Price        Exercisable         Exercise Price
-------------------------    ----------------    ----------------       --------------        -----------         --------------
$4.21 to 12.59...........       1,173,023            5.1                   $ 6.66              1,180,053              $6.64
12.93 to 23.30...........       1,584,055            8.1                    16.34              1,285,735              16.09
$24.63 to 36.18..........       1,377,499            9.3                    30.16                289,222              27.51
                                ---------                                                      ---------
                                4,134,577            7.6                   $18.19              2,755,010             $13.24
                                =========                                                      =========

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 14 - EMPLOYEE BENEFIT PLANS (Continued)

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company and its acquired subsidiary had accounted for its employee stock options under the fair value method of SFAS 123. The weighted average fair value of options granted during 1997, 1996 and 1995 was $17.68, $12.64 and $9.71, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, risk-free interest rates of 6%; volatility factor of the expected market price of the Company's Common Stock of 30%; and a weighted-average expected life of the option of 10 years. The same assumptions were used for 1997 except for the risk-free interest rate, which was assumed to be 6.5%.

    Under the accounting provisions of FASB Statement 123, the Company's net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:


                                                                                 1997             1996           1995
                                                                           --------------    ------------    ----------
Net income (loss)...................................................       $(15,014)         $26,019         $(2,432)
Net income (loss) per common share:
        Basic ......................................................       $  (0.40)         $  0.77         $ (0.09)
        Diluted.....................................................       $  (0.40)         $  0.74         $ (0.09)
Net income (loss), reflecting special adjustments (1)                      $(14,608)         $26,357         $17,044
Net income (loss) per common share to reflect special
        adjustments (1):
        Basic ......................................................       $  (0.39)         $  0.78         $  0.66
        Diluted.....................................................       $  (0.39)         $  0.75         $  0.63

  (1) Special adjustments include management compensation in 1995 arising from the value of Class A options which became exercisable upon the closing of the initial public offering and adjustments for income tax provisions on previously untaxed earnings of Dentrix and losses of Meer.

(b)  Warrants Of An Acquired Subsidiary - MBMI

    MBMI's Series 1 Warrants expired in June 1996. Most of these warrants were exercised at $9.68 per 0.65 shares, on a converted basis. The total net proceeds from the exercise of all warrants from 1992 (inception) through June 1996 was approximately $7,900, and resulted in approximately 868,000 shares of MBMI's common stock being issued, on a converted basis.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 14 - EMPLOYEE BENEFIT PLANS (Continued)

    (c) Profit Sharing Plans

    The Company has qualified contributory and noncontributory profit sharing and 401(k) plans for eligible employees. Contributions to the plans as determined by the Board of Directors and charged to operations during 1997, 1996 and 1995 amounted to $5,300, $4,024 and $3,075, respectively.

    (d) Employee Stock Ownership Plan (ESOP)

    In 1994, the Company established an ESOP and a related trust as a benefit for substantially all of its domestic employees. This plan supplements the Company's Profit Sharing Plan. Changes to operations related to this plan were $1,226, $1,151 and $820 for 1997, 1996 and 1995, respectively. Under this plan, the Company issued 44,122 and 24,210 shares of the Company's Common Stock to the trust in 1997 and 1996 to satisfy the 1996 and 1995 contribution . In 1998, the Company expects to fund the 1997 contribution with shares of the Company's Common Stock.

    (e) Supplemental Executive Retirement Plan

    In 1994, the Company instituted a nonqualified supplemental executive retirement plan for eligible employees. Contributions, as determined by the Board of Directors and charged to operations, were $112, $84 and $68 for 1997, 1996 and 1995, respectively .

NOTE 15--COMMITMENTS AND CONTINGENCIES

    (a)  Operating Leases

    The Company leases facilities and equipment under noncancelable operating leases expiring through 2011. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

    Future minimum annual rental payments under the noncancelable leases at December 27, 1997 are as follows:

1998.....................................................       $  16,959
1999.....................................................          15,587
2000.....................................................          13,636
2001.....................................................          10,294
2002.....................................................           8,577
Thereafter...............................................          35,962
                                                                ---------
Total minimum lease payments.............................       $ 101,015
                                                                =========

    Total rental expense for 1997, 1996 and 1995 was $19,537, $16,472, and $13,014, respectively.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 15 - COMMITMENTS AND CONTINGENCIES (Continued)

    (b)    Capital Leases

    The Company leases certain equipment under capital leases. The following is a schedule by years of approximate future minimum lease payments under the capitalized leases together with the present value of the net minimum lease payments at December 27, 1997.

1998.....................................................       $  849
1999.....................................................          749
2000.....................................................          377
2001.....................................................          124
2002.....................................................            7
                                                                ------
Total minimum lease payments ............................        2,106
Less: Amount representing interest at 6.5% to 9%.........          240
                                                                ------
                                                                $1,866
                                                                ======
    (c)    Litigation

    Various claims, suits and complaints, such as those involving government regulations and product liability, arise in the ordinary course of the Company's business. In the opinion of the Company, all such pending matters are without merit, covered by insurance or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial statements of the Company if disposed of unfavorably.

    The Company has been named a defendant in eleven cases involving claims made by healthcare workers who claim allergic reaction relating to exposure to latex gloves. In each of these cases, the Company acted as a distributor of both brand name and "Henry Schein" private brand latex gloves which were manufactured by third parties. To date, discovery in these cases has been limited to product identification issues. The manufacturers in these cases have withheld indemnification pending product identification, however the Company is taking steps to implead those manufacturers into each case in which the Company is a defendant. The Company believes it is adequately covered by insurance in all cases, subject to certain self retention limits, and that none of the currently pending cases should have a material adverse effect on the Company.

    (d)    Employment, Consulting and Noncompete Agreements

    The Company has employment, consulting and noncompete agreements expiring through 2003 (except for a lifetime consulting agreement with a principal stockholder which provides for initial compensation of $283 per year, increasing $25 every fifth year beginning in 2002). The agreements provide for varying base aggregate annual payments of approximately $7,853 per year which decrease periodically to approximately $2,538 per year. In addition, some agreements have provisions for incentive and additional compensation.

                \                       47

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 16--SUPPLEMENTAL CASH FLOW INFORMATION

        Cash paid for interest and income taxes amounted to the following:

                                              Years Ended
                              ------------------------------------------------
                               December 27,      December 28,     December 30,
                                 1997               1996             1995
                               --------           ---------        ---------
Interest.................       $8,354             $5,710           $8,349
Income taxes.............       13,055             14,791           10,858


        In conjunction with business acquisitions, the Company used cash as follows:

                                                 Years Ended
                                   -----------------------------------------
                                   December 27,  December 28,   December 30,
                                       1997           1996           1995
                                      ------         ------         ------
Fair value of assets acquired,
  excluding cash..................   $  74,035      $62,149       $ 65,517
Less liabilities assumed and
  created upon acquisition........      31,768       29,927         47,976
                                     ---------      -------       --------
Net cash paid.....................   $  42,267      $32,222       $ 17,541
                                     =========      =======       ========


        In 1995, the Company entered into a note payable of $2,400 in connection with one of its acquisitions.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 17--QUARTERLY INFORMATION (Unaudited)

    The following presents certain unaudited quarterly financial data. The amounts differ from the amounts previously reported during 1997 and 1996 in the Company's Quarterly Reports on Form 10-Q as a result of the restatement of the financial statements to give retroactive effect to the results of the companies acquired during 1998 and 1997 in business combinations accounted for under the pooling of interests method of accounting and includes pro forma tax adjustments relating to Meer in 1997 and 1996 and Dentrix in 1996:


                                                                       Quarters Ended
                                             ------------------------------------------------------------------------
                                               March 29          June 28,         September 27,        December 27,
                                                 1997              1997                1997                1997
                                                 -----            ------              ------              -----
Net sales..............................      $  381,681        $  419,440         $    439,309          $ 458,066
Gross profit...........................         114,674           125,068              128,878            141,778
Operating income (loss)................           6,901            13,815               (2,587)            (6,299)
Net income (loss)......................           3,064             8,448               (7,636)            (6,060)
Net income (loss) per share:
    Basic  ............................      $     0.08        $     0.23         $      (0.20)         $   (0.16)
    Diluted ...........................      $     0.08        $     0.22         $      (0.20)         $   (0.16)


                                                                       Quarters Ended
                                             ------------------------------------------------------------------------
                                                 March 30,        June 29,         September 28,        December 28,
                                                   1996             1996               1996                 1996
Net sales..............................      $    303,986      $  325,683         $    357,928          $   386,746
Gross profit...........................            91,783          98,733              106,151              116,088
Operating income.......................             5,918           9,690               13,271               14,234
Net income ............................             2,870           6,420                9,225               10,170
Net income per share:
    Basic..............................             $0.09           $0.20                $0.26                $0.28
    Diluted............................             $0.09           $0.20                $0.25                $0.28
Pro forma net income...................             3,309           6,275                8,969               10,470
Pro forma net income per share:
    Basic..............................      $       0.11      $     0.20         $       0.25          $      0.29
    Diluted............................      $       0.11      $     0.19         $       0.24          $      0.28

    The Company's business is subject to seasonal and other quarterly influences. Net sales and operating profits are generally higher in the fourth quarter due to timing of sales of software, year-end promotions and purchasing patterns of office-based healthcare practitioners and are generally lower in the first quarter due primarily to the increased purchases in the prior quarter. Quarterly results also may be materially affected by a variety of other factors, including the timing of acquisitions and related costs, the release of software enhancements, timing of purchases, special promotional campaigns, fluctuations in exchange rates associated with international operations and adverse weather conditions. In the fourth quarter of 1996 the Company made adjustments which increased net income by approximately $2,400. These adjustments, which related predominately to estimated reserves for premium coupon redemptions, finance charges receivable, and taxes, resulted from management's updated evaluations of historical trends (reflecting changes in business practices and other factors) and other assumptions underlying such estimates. The amounts of such reserves in prior quarters were based on reasonable estimates reflecting available facts and circumstances.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 17--QUARTERLY INFORMATION (Unaudited) (Continued)

    Diluted earnings per share calculations for each quarter include the effect of stock options, when dilutive to the quarter's average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per share amount.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Henry Schein, Inc.
Melville, New York

The audits referred to in our report dated February 27, 1998 relating to the consolidated financial statements of Henry Schein, Inc. and subsidiaries, which is contained in Item 8 of the Form 10-K and 10-K/A included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based upon our audits.

In our opinion the financial statement schedule presents fairly, in all material respects, the information set forth therein.



BDO SEIDMAN, LLP

February 27, 1998, except for
information relating to Meer
which is as of August 14, 1998.
New York, New York

                               HENRY SCHEIN, INC.

                                   Schedule II
                        Valuation and Qualifying Accounts


               Column A                     Column B         Column C         Column D         Column E
               --------                     --------         --------         --------         --------
                                                                Add
                                                             --------
                                             Balance
                                                at           Charged to                          Balance
                                            beginning         costs and                         at end of
              Description                   of period         expenses        Deductions         period
              -----------                   ---------         --------        ----------         ------
Year ended December 28, 1996
  Allowance for doubtful
    accounts...........................      $  4,423          $ 2,544           $ (275)         $ 6,692
  Other accounts receivable
    allowances(1)......................         3,875              ---             (432)           3,443
                                             --------          -------           ------          -------
                                             $  8,298          $ 2,544           $ (707)         $10,135
                                             ========          =======           ======          =======

Year ended December 27, 1997
  Allowance for doubtful
    accounts...........................      $  6,692          $ 4,321          $(1,544)         $ 9,469
  Other accounts receivable
    allowances(1)......................         3,443            2,010              ---            5,453
                                             --------          -------           ------          -------
                                             $ 10,135          $ 6,331          $(1,544)         $14,922
                                             ========          =======          =======          =======

--------------
(1) Primarily allowance for sales returns and service charges.

                                       52


                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York, on November 24, 1998.

                            Henry Schein, Inc.

                      By:   /s/ Stanley M. Bergman
                            ------------------------------------
                            Stanley M. Bergman
                            Chairman, Chief Executive Officer and President


                                       53

